UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
NORTHWEST BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

March 7, 2025

Dear Shareholder:

We cordially invite you to attend the 2025 Annual Meeting of Shareholders of Northwest Bancshares, Inc., the parent company of Northwest Bank. The Annual Meeting will be held virtually at 10:00 a.m., Eastern Time on April 17, 2025. You will be able to access the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NWBI2025.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted. Our directors and officers, as well as a representative from our independent registered public accounting firm, will be available to respond to any questions that shareholders may have.

The business to be conducted at the Annual Meeting includes the election of four directors, the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2025 and the consideration of an advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement.

Our Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interests of Northwest Bancshares, Inc. and its shareholders. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” each matter to be considered.

Under rules established by the Securities and Exchange Commission, we sent the majority of those shareholders who are eligible to vote at the Annual Meeting a notice that explains how to access their proxy materials, including our 2024 Annual Report, online, rather than in traditional printed form. The notice also explains the steps our eligible shareholders can follow in order to vote their shares via the Internet, mobile or by phone. If you are among the shareholders who received the notice explaining this process and would prefer to receive your proxy materials in printed format, the notice also explains how to arrange to have the printed materials sent to you in the mail. If you are among those who received their proxy materials in printed form, rather than the notice, please note that you may still access these materials and vote your shares online by going to the following website: www.proxyvote.com.

Please take a moment now to cast your vote via the Internet, mobile or by phone as described on your Proxy Card or your voting instruction card, or alternatively, complete, sign, date and return the Proxy Card in the postage-paid envelope provided. Voting in advance of the Annual Meeting will not prevent you from voting virtually during the Annual Meeting, but will assure that your vote is counted if you are unable to attend the Annual Meeting virtually.

Sincerely,

Louis J. Torchio

President and Chief Executive Officer

NORTHWEST BANCSHARES, INC.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

(800) 859-1000

NOTICE OF

2025 ANNUAL MEETING OF SHAREHOLDERS

To Be Held On April 17, 2025

Notice is hereby given that the 2025 Annual Meeting of Shareholders of Northwest Bancshares, Inc. will be held virtually on April 17, 2025 at 10:00 a.m., Eastern Time. You will be able to access the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NWBI2025.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of four directors;
2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2025;
3.	An advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned. Shareholders of record at the close of business on February 18, 2025, are the shareholders entitled to vote at the Annual Meeting, and any adjournments thereof.

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING VIRTUALLY, YOU MAY CHOOSE TO VOTE YOUR SHARES USING THE INTERNET, MOBILE OR PHONE VOTING OPTIONS EXPLAINED ON YOUR PROXY CARD OR VOTING INSTRUCTION CARD OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY THAT YOU GIVE MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. YOU MAY REVOKE A PROXY BY FILING WITH THE CHIEF COUNSEL AND CORPORATE SECRETARY OF NORTHWEST BANCSHARES, INC. A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. IF YOU ATTEND THE ANNUAL MEETING VIRTUALLY, YOU MAY REVOKE YOUR PROXY AND VOTE ON EACH MATTER BROUGHT BEFORE THE MEETING. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER TO VOTE VIRTUALLY DURING THE ANNUAL MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 17, 2025

The Notice of Annual Meeting of Stockholders to be held on April 17, 2025, the accompanying Proxy Statement and Proxy Card and the Company’s 2024 Annual Report on Form 10-K are available, free of charge, at www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by phone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Richard K. Laws
Chief Legal Counsel and Corporate Secretary

Columbus, Ohio

March 7, 2025

NORTHWEST BANCSHARES, INC.

Proxy Statement

NORTHWEST BANCSHARES, INC.

3 Easton Oval, Suite 500

Columbus, Ohio 43219

(800) 859-1000

2025 ANNUAL MEETING OF SHAREHOLDERS

April 17, 2025

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Northwest Bancshares, Inc. (the “Company”) to be used at the 2025 Annual Meeting of Shareholders of the Company (the “Annual Meeting”), which will be held virtually on April 17, 2025, at 10:00 a.m., Eastern Time, and all postponements and adjournments of the Annual Meeting. The accompanying Notice of Annual Meeting of Shareholders and this Proxy Statement are first being mailed to shareholders on or about March 7, 2025. You will be able to access the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/NWBI2025.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Holders of record of our shares of common stock, par value $0.01 per share (the “common stock”), as of the close of business on February 18, 2025 are entitled to one vote for each share then held. As of February 18, 2025, there were 127,514,858 shares of common stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining that a quorum is present.

As to the election of directors, the Proxy Card being provided by the Board of Directors (also referred to herein as the “Board”) enables a shareholder to authorize a proxy to vote “FOR” all nominees proposed by the Board, to withhold authority for all nominees or to vote for all except one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which the authority to vote for the nominees being proposed is withheld. In addition, the Company has adopted a policy regarding majority voting with respect to the election of directors, which requires any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at a shareholders’ meeting to promptly tender his or her resignation following certification of the vote. For more information, see “Policy Regarding Majority Voting”.

As to the ratification of KPMG LLP as our independent registered public accounting firm, by checking the appropriate box, a shareholder may authorize a proxy to: (i) vote “FOR” the ratification; (ii) vote “AGAINST” the ratification; or (iii) abstain from voting on such ratification. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to abstentions, is required for the approval of this matter. As described in more detail below, this proposal is considered a routine matter, and therefore no broker non-votes are expected to exist in connection with the ratification of KPMG LLP as our independent registered public accounting firm.

As to the advisory, non-binding resolution to approve our executive compensation as described in this Proxy Statement, a shareholder may authorize a proxy to: (i) vote “FOR” the resolution; (ii) vote “AGAINST” the resolution; or (iii) abstain from voting on the resolution. The affirmative vote of a majority of the votes cast at the Annual Meeting, without regard to either broker non-votes, or abstentions, is required for the approval of this non-binding resolution. While this vote is required by law, it will neither be binding on the Company or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on the Company or the Board of Directors.

As provided in Section D of Article 5 of our charter (the “Charter”), in no event shall the record owner (or if more than one record owner, all such record owners taken as a group) of any outstanding common stock that is beneficially owned, directly or indirectly, by a person who, as of the record date, beneficially owns in excess of 10% of the outstanding shares of our common stock (the “Limit”), be entitled, or permitted to any vote of shares held in excess of the Limit. The number of votes that may be cast by any particular record owner by virtue of this provision in respect of common stock beneficially owned by such person owning shares in excess of the Limit (a “Holder in Excess”) shall be a number equal to the total number of votes that a single record owner of all common stock owned by such Holder in Excess would be entitled to cast after giving effect to this provision, multiplied by a fraction, the numerator of which is the number of shares of such class or series that are both (i) beneficially owned by such Holder in Excess and (ii) owned of record by such particular record owner and the denominator of which is the total number of shares of common stock beneficially owned by such Holder in Excess.

Subject to certain exceptions, a person is deemed to beneficially own shares owned by an affiliate of, as well as by persons with certain acquisition, holding, voting or disposition rights who are party to certain specified agreements, arrangements, or understandings with, such person. The Board of Directors is authorized to construe and apply the provisions of Section D of Article 5 of our Charter, and to make all determinations it deems necessary or desirable to implement them, including determining the number of shares beneficially owned by any person and whether a person is an affiliate of or has an arrangement or agreement with another person, and to demand certain information from any person who is reasonably believed to beneficially own stock in excess of the 10% limit and reimbursement for all expenses incurred by the Company in connection with an investigation conducted by the Board of Directors pursuant to the provisions of Article 5, Section D of our Charter.

If you hold shares in the Northwest Bank 2015 Amended and Restated 401(k) Plan, you will separately receive directions on how to submit your voting instructions. Northwest Bank, the 401(k) plan’s trustee, must receive your voting instructions for the common stock held on your behalf in the 401(k) plan on or before April 14, 2025. If Northwest Bank does not receive your voting instructions by that date, it will vote such shares together with other unvoted, forfeited and unallocated shares in the 401(k) plan in the same proportion as the voting instructions that it receives from other participants in the 401(k) Plan. On February 18, 2025, there were 3,915,223 shares in the 401(k) plan.

If you have selected a broker or other intermediary to hold your common stock rather than having them directly registered with our transfer agent, Equiniti Trust Company, LLC, you will receive instructions directly from your broker or other intermediary in order to vote your shares. Your brokerage firm may also provide the ability to vote your proxy via the Internet, mobile or phone. Please be advised that if you choose to not vote your proxy, your brokerage firm only has the authority under applicable stock market rules to vote your shares in relation to routine matters. The ratification of the appointment of the independent registered public accounting firm is deemed to be a routine matter. Accordingly, we urge you to vote by following the instructions provided by your broker, bank, or other intermediary.

We are utilizing Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (“Notice”) to our shareholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner or hold shares of our common stock through our stock-based benefit plans. The Notice provides instructions on how to access and review all of the information contained in the Company’s Proxy Statement and Annual Report to shareholders, as well as how to cast a vote. Shareholders who receive the Notice and who would still like to receive a printed copy of the proxy materials can find instructions for requesting these materials included in the Notice. We plan to mail the Notice to shareholders by March 7, 2025.

Persons and groups who beneficially own in excess of 5% of our shares of common stock are required to file certain reports with the Securities and Exchange Commission, also referred to below as the “SEC”, regarding such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following table sets forth, as of February 18, 2025, the shares of our common stock beneficially owned by each person known to us who was the beneficial owner of more than 5% of the outstanding shares of our common stock. Percentage of shares of common stock outstanding are based on 127,514,858 shares of common stock outstanding as of February 18, 2025.

Name and address of beneficial owners	Number of shares owned and nature of beneficial ownership (1)	Percent of shares of common stock outstanding (2)
BlackRock, Inc. (3) 50 Hudson Yards New York, New York 10001	18,136,299	14.2%

The Vanguard Group (4) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	14,959,190	11.7%

Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, Texas 78746	8,712,090	6.8%

State Street Corporation (6) State Street Financial Center 1 Congress Street, Suite 1 Boston, Massachusetts 02114	7,366,498	5.8%

(1)

In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of common stock if they have sole or shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the date as of which beneficial ownership is being determined. “Voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares, and beneficial ownership of a person includes all shares held directly by such person as well as by such person’s spouse and minor children, in trust and other indirect ownership, over which shares such person effectively exercises sole or shared voting or investment power.

(2)

Because percentage of common stock ownership is based on the total number of shares of our common stock outstanding as of a date that differs from the date used by the beneficial owners to calculate the percentages for purposes of filing the applicable Schedule 13G or 13G/A, percentages of common stock ownership presented herein may differ from amounts reported in the applicable Schedule 13G or 13G/A filed with the SEC by the relevant beneficial owner.

(3)	As disclosed in Amendment 14 to Schedule 13G/A, as filed with the SEC on January 23, 2024.

(4)	As disclosed in Amendment 13 to Schedule 13G/A, as filed with the SEC on February 13, 2024.
(5)	As disclosed in Amendment 9 to Schedule 13G/A, as filed with the SEC on February 9, 2024.
(6)	As disclosed in Schedule 13G/A, as filed with the SEC on January 24, 2024.

REVOCATION OF PROXIES

Shareholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies solicited on behalf of our Board of Directors will be voted in accordance with the directions given thereon. You may vote via the Internet, mobile or phone as described on your Proxy Card or voting instruction card. You may also vote by signing and returning your Proxy Card to the Company. Proxies we receive that are signed, but contain no instructions for voting, will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

Proxies may be revoked by sending written notice of revocation to the Chief Counsel and Corporate Secretary of the Company, Richard K. Laws, at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, or by returning a duly executed proxy bearing a later date by mail, or voting on a later date via the Internet, mobile or phone, as described on your Proxy Card or voting instruction card. The presence at the virtual Annual Meeting of any shareholder who had given a proxy shall not revoke such proxy unless the shareholder votes during the Annual Meeting or delivers a written revocation to the Chief Counsel and Corporate Secretary prior to the voting of such proxy.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is expected to consist of 11 members, effective immediately following the Annual Meeting. Our Bylaws provide that directors are divided into three classes, as nearly equal in number as reasonably possible, such that approximately one-third of the directors are to be elected annually. Our directors are generally elected to serve for a three-year period, or a shorter period if the director is elected to fill a vacancy, and until their respective successors shall have been elected and qualified. Four directors will be elected at the Annual Meeting and will serve until their successors have been elected and qualified. The Board of Directors, based on the recommendation of the Nominating and Corporate Governance Committee has nominated Robert M. Campana, Timothy B. Fannin, John P. Meegan and Mark A. Paup to serve as directors for three-year terms. Each individual is currently a member of the Board of Directors.

The table below sets forth certain information regarding our nominees and the composition of our Board of Directors as of December 31, 2024 (with age information as of December 31, 2024), including those Board members continuing in office following December 31, 2024 and the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to a nominee) will be voted at the Annual Meeting for the election of the nominees identified below. If one or more nominees is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute or substitutes as the Board of Directors may nominate, based on the recommendation of the Nominating and Corporate Governance Committee. At this time, the Board of Directors knows of no reason why the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

The Board of Directors unanimously recommends that you vote “FOR” each of the persons nominated by the Board of Directors.

Name	Age	Positions held in Northwest Bancshares, Inc.	Director since	Current term to expire
NOMINEES
Robert M. Campana	65	Director	2015	2025
Timothy B. Fannin	71	Chairman of the Board	2013	2025
John P. Meegan	65	Director	2010	2025
Mark A. Paup	59	Director	2016	2025

DIRECTORS CONTINUING IN OFFICE
Pablo A. Vegas	51	Director	2022	2026
Amber L. Williams	50	Director	2023	2026
Louis J. Torchio	62	President, Chief Executive Officer and Director	2022	2026
Deborah J. Chadsey	67	Director	2012	2027
Wilbur R. Davis	70	Director	2020	2027
Timothy M. Hunter	62	Vice Chairman of the Board	2015	2027
David M. Tullio	59	Director	2020	2027

Directors and Nominees

The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director. The principal occupation during the past five years of each of our directors is set forth below. All directors have held their present positions for five years unless otherwise stated. Each director is also a director of Northwest Bank.

Robert M. Campana is Chief Executive Officer of Campana Development, a real estate development company, and Chief Executive Officer of Campana Capital, a venture capital and private equity investment organization located in Westlake, Ohio. Mr. Campana previously served on the boards of directors of LNB Bancorp, Inc. and Lorain National Bank, and became a director of the Company and Northwest Bank upon the acquisition of LNB Bancorp, Inc. and Lorain National Bank in 2015. Mr. Campana is the former president of P.C. Campana Inc. and has been recognized in his community for his entrepreneurial skills. In addition, Mr. Campana’s service on the boards of directors of LNB Bancorp, Inc. and Lorain National Bank for 17 years enables him to provide valuable insights to the Board particularly in evaluating the business conditions in Northwest Bank’s Ohio markets, as well as in setting corporate strategy and compensation matters. He holds a business degree from Bowling Green State University and brings to the Board extensive experience in managing businesses and has significant experience in, and knowledge of, real estate development.

Deborah J. Chadsey is an attorney who has practiced law since 1989. She is a partner in the Buffalo, New York, law firm Kavinoky Cook, LLP. She has been on the Northwest Board of Directors since 2012. In addition, she sits on the Board of Directors of Kensington-Bailey Neighborhood Housing Services/Gloria Parks Community Center, a non-profit organization. Ms. Chadsey graduated from Columbia University Law School in New York City, where she was a Harlan Fiske Stone Scholar and is licensed to practice law in Pennsylvania, New York, multiple federal district, bankruptcy and appellate courts and the United States Supreme Court. Ms. Chadsey brings to the Board specialization and experience in environmental and municipal law as well as commercial finance, land use and contract law.

Wilbur R. Davis co-founded Ontario Systems, LLC, a computer software company, serving as its Chief Executive Officer until 2008 and as its Chairman until the 2017 sale of the company. Capitalizing on his business experience, he launched Noble Why, LLC, an organizational effectiveness consulting firm dedicated to helping organizations foster passionate, purposeful and productive cultures where there is both an individual and collective pride in the work being accomplished. He has received recognition for his contributions to his industry and community, including an honorary doctorate in Business Management from Indiana Wesleyan University. Mr. Davis is the author of “Creating a Culture of Excellence, Changing the World of Work One Person at a Time”, a sought-after speaker and a training consultant with over 30 years of leadership experience. Prior to co-founding Ontario Systems, he gained financial, engineering, and software systems experience with MutualBank and General Motors. He currently serves as a board member for a number of private organizations, including IU Health East Central Region and AAA Hoosier Motor Club. Mr. Davis is an entrepreneur with both his BS and MBA from Ball State University. Mr. Davis was a director of Mutual Bank and served as it Chair for the last 15 years prior to its acquisition by Northwest Bank. Prior to his board service with the Bank, Mr. Davis had served three years just after graduation from undergraduate School as the Bank’s Accounting Supervisor. His responsibilities in that role also included overseeing the bank’s technology infrastructure.

Timothy B. Fannin is a retired CPA and partner from the firm Catalano, Case, Catalano & Clark-Radzieta, LLP, Certified Public Accountants headquartered in Clearfield, Pennsylvania, where he worked for 28 years. He was formerly certified in both business valuations and financial forensics. From 2007 to 2009, he was an adjunct Professor of Accounting and Finance at Pennsylvania State University. Mr. Fannin served as board chairman for several economic development organizations in Pennsylvania’s Clearfield and Elk Counties. Currently, he serves on the University of Pittsburgh at Bradford Advisor Board and on the board of directors of the Bradford Education Foundation. Mr. Fannin is a U.S. Army Veteran, earned a Business/Public Administration degree from the University of Pittsburgh and an MBA from Clarion University of Pennsylvania. His public accounting background and professional designations assist the Board in its oversight of the audit, tax, financial reporting and risk management areas.

Timothy M. Hunter has been President and Chief Executive Officer of McInnes Rolled Rings in Erie, Pennsylvania, since 2003. He has served on the board of the Erie Regional Chamber and Growth Partnership. He is a past Chairman of the Manufacturer and Business Association and the Erie Community Foundation. Mr. Hunter is a CPA, having worked for Ernst & Young in Philadelphia, Pennsylvania, and earned an Accounting degree from Villanova University. Mr. Hunter has significant operations, finance and management experience in middle market manufacturing businesses combined with extensive knowledge and experience in accounting and reporting. He brings this background, coupled with his considerable business and community involvement, to the Board.

John P. Meegan is an accomplished financial and operational executive with over 35 years of experience in the financial services industry and has been a member of Northwest’s Board since 2010. He most recently served as Executive Vice President and Chief Operating Officer of Hefren-Tillotson Inc., a Pittsburgh-based broker/dealer, and Registered Investment Advisor for 16 years. He has held several executive positions with regional and national financial services companies. In these roles, he gained valuable oversight, financial and risk management skills. Mr. Meegan, a CPA, brings these skills to the Board and its committees. Specifically, Mr. Meegan’s experience provides expertise to the Audit and Risk Management committees. Additionally, he has considerable not-for-profit and securities industry regulatory board service including Financial Industry Regulatory Authority (FINRA) throughout his career which enhances his financial and operational expertise. Mr. Meegan holds a BA degree from Amherst College and an MBA from New York University Graduate School of Business.

Mark A. Paup is the President and Chief Executive Officer for Zippo Manufacturing Company and W.R. Case and Sons Cutlery Company, both headquartered in Bradford, Pennsylvania. He is also the President and Director for Northern Lights Enterprises located in Wellsville, New York. Since beginning his Zippo career in 1994, Mr. Paup has served as Vice President of Sales and Marketing, National Sales Manager, European Sales Manager and Global Marketing Director. He is a board member of the privately held companies ZIPCORP, Zippo Asia, Ltd., and Classic Zippo (Beijing) Commercial Co., Ltd, for which he serves as Chairman. He also serves as President and Director of Zippo International Inc., a privately held company. Mr. Paup is a board member for several non-profit organizations including The Philo and Sarah Blaisdell Foundation, the University of Pittsburgh of Bradford Advisory Board and the Bradford Area Alliance, which he chairs, with the mission to improve economic development and community revitalization within McKean County, Pennsylvania. He attended Penn State Behrend and University of Pittsburgh-Bradford. Mr. Paup’s extensive experience in the areas of sales, marketing, and strategic planning assist the Board in its oversight of Northwest’s organic growth initiatives and strategic direction.

Louis J. Torchio was appointed as President and Chief Executive Officer of both the Company and Northwest Bank and as a member of the Board of Directors of both entities in August 2022. He joined Northwest in 2018, serving as Senior Executive Vice President, Retail Lending. Prior to Northwest, Mr. Torchio served as Senior Vice President of Residential and Consumer Lending at Delaware County Bank. Active in his community and profession, Mr. Torchio has held various community board positions and senior management and executive committee positions at several large regional and community banking organizations. He is a demonstrated leader and manager with extensive experience building organizations through both organic practice and strategic acquisitions. He earned a degree in business administration with a minor in computer programming from Fairmont State University, as well as an MBA in finance and financial management services from Franklin University. Mr. Torchio’s vast experience at both large and small institutions provides the breadth of knowledge needed to both lead the Company and serve on its Board of Directors.

David M. Tullio is the President and Chief Executive Officer of Custom Engineering Company and Lamjen, Inc., both located in Erie, Pennsylvania, and Venango Machine Company based in Wattsburg, Pennsylvania. For over 30 years, he has worked in various management positions within the manufacturing industry, assuming his current role at Custom Engineering in 1997. He currently serves on the boards of the Enterprise Development Center of Erie County as well as the Erie Community Foundation. Mr. Tullio earned a degree in Industrial Engineering from Northwestern University and an MBA from Behrend College of Pennsylvania State University. He brings extensive experience in manufacturing and technology companies to the Board, as well as broad community and board involvement.

Pablo A. Vegas is President and Chief Executive Officer of the Electric Reliability Council of Texas (“ERCOT”), headquartered in Austin, Texas, serving since 2022. From 2019 to 2022, he was Executive Vice President, Chief Operating Officer and President of Utilities for NiSource, Inc., located in Columbus, Ohio. Mr. Vegas has served in several roles, including Chief Customer Officer, Executive Vice President Gas Segment and President of the Columbia Gas Group with NiSource. Prior to NiSource, he held a variety of senior executive positions with American Electric Power (AEP), including President and Chief Operating Officer of AEP Ohio, AEP Texas and Chief Information Officer. Before his career in regulated utilities, he held senior leadership positions with IBM, PwC and Andersen Consulting. He has extensive experience in the electric and gas industries as well as in management consulting. Mr. Vegas serves on Global Advisory Board for the Harvard Business School and is a member of the Latino Corporate Directors Association and the Austin Area Research Organization. In 2022, he was appointed to the Texas Energy Reliability Council by Governor Abbott. Mr. Vegas attended the Advanced Management Program at Harvard Business School and earned his degree in Mechanical Engineering from the University of Michigan. He brings to the Board expertise in regulated gas and electric industries and extensive experience in profit and loss optimization, strategic planning, technology innovation and environmental sustainability initiatives.

Amber L. Williams is Senior Vice President, Deputy General Counsel at Bath & Body Works, headquartered in Columbus, Ohio, a position she has held since 2018. With more than 20 years of experience in corporate law, she most recently served as VP Legal, Global Ethics & Compliance with Bath & Body Works and L Brands. Before joining L Brands, she held a variety of corporate counsel roles with Walmart, including Senior Associate General Counsel in two divisions, US Compliance and Real Estate Operations. She also served as Senior Counsel for NextiraOne, LLC. Active in organizations that serve the community, Ms. Williams sits on the board of the Equality Action Center and previously was on the board of the Greater Columbus Chapter of the American Red Cross. She earned her juris doctor degree from the University of Texas School of Law and her bachelor’s degree in English from Oakwood University, Huntsville, Alabama. Ms. Williams brings to the Board extensive experience as a corporate lawyer and strategist in consumer-facing companies, as well as specialization in corporate ethics and compliance.

Executive Officers who are not Directors

The principal occupation during the past five years of each of our executive officers, other than Mr. Torchio, is set forth below.

Carey A. Barnum has been employed by Northwest Bank since March 2020 and currently serves as Chief Auditor. In this role, she oversees the internal audit function for Northwest Bancshares, Inc. and Northwest. She previously served as Deputy Chief Auditor. From 2017 to 2020, Ms. Barnum was a Senior Audit Manager with M&T Bank. Before joining M&T Bank, she held various Audit roles including Audit Manager at KeyBank, Audit Director for First Niagara Bank and Audit Manager for Deloitte, all in Buffalo, New York. Ms. Barnum earned a degree in Business Administration from Niagara University, is a Certified Public Accountant (CPA) in the state of New York and earned the Certified Internal Auditor (CIA) designation from the Institute of Internal Auditors (IIA).

Gregory J. Betchkal has been employed by Northwest Bank since March 2023 and currently serves as Chief Risk Officer. Prior to joining Northwest, he was Chief Risk Officer of Bread Financial Holdings, Inc., a position he held since 2017. He served as Chief Compliance Officer for several broker/dealers including ING’s Advisor Network. He joined Citigroup and held several Compliance leadership positions in both the U.S. and Europe. Mr. Betchkal then joined KeyBank in Cleveland, serving at various times as the Chief Compliance Officer, Chief Operational Risk Officer and Chief Enterprise Risk Officer. He began his career as a securities regulator. Mr. Betchkal is a graduate of The Ohio State University College of Law.

Urich T. Bowers has been employed by Northwest Bank since June 2024 and currently serves as Chief Consumer Banking and Strategy Officer. With more than 25 years of experience, Mr. Bowers served as Senior Vice President, Head of Consumer Products, Strategy and Innovation at PNC Financial Services Group from 2022 to 2024, where he oversaw a portfolio of consumer households with more than $200 billion in deposits and led a team responsible for PNC’s consumer checking, savings, time deposits, Virtual Wallet® and digital experiences. Throughout his tenure at PNC, which began in 1999, Mr. Bowers held various leadership roles, including Head of Retail Savings, Liquidity and Fee Businesses; Chief Financial Officer — Retail Banking; Chief Financial Officer — Asset Management Group; SVP, Competitive Analysis and Planning, as well as positions in performance measurement, strategic planning, corporate marketing and affinity businesses. Mr. Bowers holds a bachelor’s degree and MBA from the University of Pittsburgh.

James M. Colestro has been employed by Northwest Bank since December 2007 and currently serves as Chief Retail Lending Officer overseeing the bank’s retail lending, small business banking, international services and payments strategy and operations. Throughout his tenure with Northwest, Mr. Colestro has held several other leadership positions throughout the bank, including strategy and implementation of the bank’s virtual lending program as well as development of the bank’s mortgage sales force. Mr. Colestro is a graduate of the Pennsylvania Bankers Association School of Banking, and he holds a bachelor’s degree in economics and business management with minors in finance and marketing from the University of Pittsburgh, as well as earning his MBA from The Ohio State University.

Thomas K. Creal IV has been employed by Northwest Bank since April 2012 and currently serves as Chief Credit Officer. Prior to joining Northwest, he served as Director of Asset Management for De Lage Landen, FS and held various commercial lending positions at General Electric Capital in Manhattan and Siemens Financial Services. Mr. Creal graduated from Ohio University and the Graduate School of Banking at the University of Wisconsin-Madison.

Devin T. Cygnar has been employed by Northwest Bank since March 2021 and currently serves as Chief Marketing and Communications Officer. From 2019 to 2021, he was Senior Vice President and Head of Marketing and Corporate Communications at ServiceLink, a division of Fidelity National Financial. He brings nearly 30 years of marketing experience spanning consumer, small business and mortgage banking. Mr. Cygnar has worked with organizations of various sizes, including PNC Bank as Head of Marketing for the Business Banking division, directing marketing strategy for all products and segments across the bank’s geographic footprint. His career also includes experience with Fifth Third Bank. Active in his community, he serves on the boards of the Three Rivers Young Peoples Orchestra and Ohio DECA, and is a graduate of Leadership Pittsburgh. He holds degrees in Marketing and Finance from Northern Illinois University and is a graduate of the American Bankers Association Graduate School of Bank Marketing and Management at Northwestern University. Additionally, Mr. Cygnar is the executive sponsor for Northwest’s PRISM employee resource group, supporting members and allies of the LGBTQ+ community.

Jacques M. DesMarteau has been employed by Northwest Bank since June 2023 and currently serves as Chief Commercial Banking Officer. With nearly 30 years of experience in commercial banking and finance, Mr. DesMarteau served as head of commercial banking at LendingClub Bank from August 2021 to June 2023. He spent 12 years in commercial banking leadership roles at TD Bank, including Head of Commercial Distribution, serving from 2009 to 2021. He also served as president of equipment finance at CIT Bank and spent 16 years in various positions with GE Commercial Finance and GE Commercial Solutions. Mr. DesMarteau earned a degree in Industrial Management from Purdue University and an MBA from Duke University.

Kyle P. Kane has been employed by Northwest Bank since January 2021 and currently serves as Chief People Officer. From 2014 to 2020, Mr. Kane was Vice President, Global Human Resources, for Diebold Nixdorf in North Canton, Ohio. He also served as Senior Vice President of HR, Global Business Services, for Fidelity Investments in Boston, MA. Mr. Kane is a Trustee at the Marburn Academy in New Albany, Ohio. He earned a degree in Marketing from Stonehill College in North Easton, Massachusetts, and is a graduate of the University of Wisconsin-Madison Graduate School of Banking.

Richard K. Laws has been employed by Northwest Bank since March 2013 and currently serves as Chief Counsel and Corporate Secretary of Northwest and Northwest Bancshares, Inc. Prior to joining Northwest, Mr. Laws served as Senior Counsel at ING Bank, fsb (“ING Direct”) in Wilmington, Delaware. Mr. Laws holds a B.A. degree in Political Science from Juniata College where he graduated with Dean’s Honors and a J.D., cum laude, from Widener University School of Law where he served as External Managing Editor of the Journal of Public Law and as a member of the National Moot Court Competition Team. Mr. Laws is also an Adjunct Professor at Penn State Law where he has taught courses in Professional Responsibility and has designed and currently teaches an experiential learning course entitled “Modern In-House Counsel.”

Douglas M. Schosser has been employed by Northwest Bank since March 2024 and currently serves as Chief Financial Officer. Prior to joining Northwest, he served as Chief Accounting Officer for KeyCorp from 2014 until 2024, where he was responsible for SEC and Regulatory reporting, Accounting Policy, Financial Systems, Procurement and compliance with the Sarbanes-Oxley Act. Prior to this he served as Chief Financial Officer for the Commercial Bank from 2010 until 2014. Additionally, he served on several committees, including: the Trust Oversight Committee; Operational Risk Committee; Consumer Credit Committee; Asset and Liability Committee, Third Party Risk Management; Anti Money Laundering Oversight Committee; and Model Risk Committee in addition to serving as a director of KeyBanc Capital Markets, Inc. Mr. Schosser is a graduate of Miami University in Oxford, Ohio.

Scott J. Watson has been employed by Northwest Bank since February 2019 and currently serves as Chief Information Officer. Mr. Watson has an extensive 30-year career in bank information technology and operations. From 2016 to 2019, he served as Senior Vice President, Chief Information Officer, for Cape Cod Five, Orleans, Massachusetts. From 2010 to 2016, Mr. Watson served as an Executive Director of Bank Operations and Technical Director of Bank Systems with USAA. From 2007 to 2010, he served in technology leadership roles for Wells Fargo and Wachovia. Mr. Watson earned a degree in Business Administration from Kent State University and is a graduate of the CBA Executive Banking School.

Board Diversity

Given the carefully considered size of the Board and the substantial, meaningful relationships that Northwest maintains with its directors, we firmly believe that the Board is appropriately diverse to the fullest extent feasible. This diversity equips the Board to serve the best interests of the Company effectively and robustly.

The following table provides the diversity statistics of the Company’s Board of Directors as of December 31, 2024 and 2023, respectively. The information provided below was based on voluntary information self-identified by each member of the Board of Directors.

Board diversity matrix
	As of December 31, 2024		As of December 31, 2023
Total Number of Directors	12		12

	Female	Male	Female	Male
Part I: Gender Identity
Directors	2	10	2	10
Part II: Demographic Background
Black or African American	1	—	1	—
Hispanic or Latinx	—	1	—	1
White	1	9	1	9

Board Independence

The Board of Directors has determined that Directors Campana, Chadsey, Davis, Fannin, Hunter, Meegan, Paup, Tullio, Vegas and Williams are, “independent” within the meaning of the Nasdaq corporate governance listing standards. Mr. Torchio is not independent by virtue of being an employee of the Company.

In determining the independence of the directors and the nominees listed above, the Board of Directors reviewed the transactions reported under “Transactions With Certain Related Persons,” below, as well as the following transactions and relationships, none of which are required to be reported under “Transactions With Certain Related Persons”. Each of the following products or services are provided by Northwest Bank. Director Campana has mortgages, a home equity line of credit, commercial loan and credit card. Kavinoky Cook, LLP, where Director Chadsey is a law partner, has a commercial line of credit. Various companies, where Director Davis is a partner, have commercial loans and commercial lines of credit. Director Fannin has an unsecured line of credit. Mr. Meegan has credit cards. Mr. Paup has a home equity line of credit. The spouse of Director Mark Paup, Toni Paup, has a consumer line of credit, mortgage, home equity line of credit and credit cards. Director Tullio has a residential mortgage and home equity line of credit. Lamjen Inc., subsidiary of Custom Engineering Company, where Director Tullio is President and CEO, has a commercial loan and a commercial line of credit. Additional loans (including residential mortgage loans, lines of credit and credit cards) have been made to related persons of Directors Campana, Chadsey, Davis, Paup and Tullio.

Board Leadership Structure and Oversight

We currently have a separate independent Chairman and Chief Executive Officer (“CEO”) structure. The Board of Directors believes that such structure is in the best interest of the Company at this time, as it allows for a more effective monitoring and objective evaluation of the performance of management. The role of the Independent Chairman of the Board includes facilitating oversight of management, engaging with shareholders and leading our Board of Directors on all matters. Our CEO has primary responsibility for the operational leadership and strategic direction of the Company. Mr. Fannin currently serves as our Independent Board Chairman and Mr. Torchio currently serves as our CEO.

A key responsibility of the Board of Directors is to help ensure that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession planning reviews are held at every significant organizational level of our company, culminating in a full review of senior leadership talent by the independent directors. During this review, the CEO and the independent directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-quality candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which we make ongoing leadership assignments. It is a key success factor in managing the long-term planning and investment lead times of our business.

In addition, the CEO maintains in place at all times, and reviews with the independent directors, a confidential plan for the timely and efficient transfer of responsibilities in the event of an emergency or sudden incapacitation or departure.

The Board of Directors is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through the Risk Management Committee of the Board of Directors, consisting of five independent directors, who meet at least quarterly for the specific purpose of evaluating our exposure to all risks specifically identified in banking regulations: credit, interest rate, strategic/capital, market price, liquidity, operational, business resumption, compliance/legal/regulatory, foreign exchange and reputation. The Risk Management Committee reports are prepared and presented by our Chief Risk Officer and reports of Committee meetings are made to the full Board of Directors during the next scheduled Board meeting. The Board of Directors also satisfies this responsibility through reports to the Board of Directors by the committee chair of all board committees regarding the committees’ considerations and actions, through review of minutes of committee meetings and through regular reports directly from officers responsible for oversight of particular risks within the Company. All board committees are responsible for the establishment of policies that guide management and staff in the day-to-day operation of the Company and Northwest Bank such as lending, risk management, asset/liability management, investment management and others.

Stock Ownership

The following table reflects common stock of the Company beneficially owned by directors, each executive officer named in the “Summary Compensation Table”, all of our directors and executive officers as of February 18, 2025 as a group, except as otherwise indicated below.

None of our Directors or Executive Officers had any shares pledged as collateral as of February 18, 2025. We have adopted a policy that prohibits our insiders from (i) pledging of our stock as collateral against a loan or line of credit or holding Company stock in a margin account; and (ii) conducting any hedging activities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to offset any decrease in the market value of our common stock.

Name of Beneficial Owner (1)	Shares of common stock beneficially owned (2)		Percent of class
Robert M. Campana	96,548	(3)	*
Deborah J. Chadsey	85,880	(4)	*
Wilbur R. Davis	132,114	(5)	*
Timothy B. Fannin	60,882	(6)	*
Timothy M. Hunter	215,230	(7)	*
John P. Meegan	132,880	(8)	*
Mark A. Paup	115,556	(9)	*
David M. Tullio	31,034	(10)	*
Pablo A. Vegas	11,574		*
Amber L. Williams	4,156		*
Louis J. Torchio	122,496	(11)	*
Douglas M. Schosser	20,379	(12)	*
William W. Harvey Jr.	286,823	(13)	*
Gregory J. Betchkal	28,865	(14)	*
Jacques M. DesMarteau	11,918	(15)	*
Scott J. Watson	59,225	(16)	*
John J. Golding	85,725	(17)	*
All current executive officers and directors as of February 18, 2025 as a group (22 persons)	1,408,234	(18)	*

*	Less than 1%.
(1)	The address for each person listed is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.
(2)

See definition of “beneficial ownership” in the table in “Voting Securities and Principal Holders Thereof”. Except as indicated in the footnotes to this table, to our knowledge, each person listed, as of February 18, 2025, had sole voting and investment power with respect to his or her shares of common stock.

(3)	Includes options to purchase 36,556 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(4)	Includes options to purchase 43,756 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(5)

Includes options to purchase 5,760 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined. Includes 48,000 shares of common stock held by Mr. Davis’ spouse, over which Mr. Davis had shared voting and investment power.

(6)	Includes options to purchase 32,956 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(7)	Includes options to purchase 43,756 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(8)	Includes options to purchase 36,556 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(9)

Includes options to purchase 50,530 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined. Includes 10,034 shares of common stock held by Mr. Paup’s spouse, over which Mr. Paup had shared voting and investment power.

(10)	Includes options to purchase 5,760 shares of common stock, which are exercisable within 60 days of the date as of which beneficial ownership is being determined.
(11)

Includes options to purchase 40,454 shares of common stock, which are exercisable, and 17,945 restricted stock units (“RSUs”), which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

(12)	Includes 13,379 RSUs which are scheduled to vest within 60 days of the date as of which beneficial ownership is being determined.
(13)

Includes options to purchase 55,030 shares of common stock, which are exercisable, and 5,415 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined. Includes 686 shares of common stock held by Mr. Harvey’s spouse, over which Mr. Harvey had shared voting and investment power. On December 31, 2024, Mr. Harvey retired as Chief Operating Officer and as a director from the Company. This beneficial ownership information is partially based on his most recent Form 4, which was filed on July 29, 2024.

(14)	Includes 16,838 RSUs which are scheduled to vest within 60 days of the date as of which beneficial ownership is being determined.
(15)	Includes 4,181 RSUs which are scheduled to vest within 60 days of the date as of which beneficial ownership is being determined.
(16)

Includes options to purchase 24,319 shares of common stock, which are exercisable, and 3,749 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

(17)

Includes options to purchase 50,382 shares of common stock, which are exercisable. On June 18, 2024, the Company announced the termination of Mr. Golding’s employment effective on June 17, 2024. This beneficial ownership information is partially based on his most recent Form 4, which was filed on March 22, 2024.

(18)

Includes options to purchase 431,145 shares of common stock, which are exercisable, and 74,168 RSUs, which are scheduled to vest, both within 60 days of the date as of which beneficial ownership is being determined.

Meetings and Committees of the Board of Directors

Our business is conducted at regular and special meetings of the full Board and its standing committees. In addition, our independent directors meet in executive sessions. The standing committees consist of the Audit, Compensation, Innovation and Technology, Nominating and Corporate Governance, Risk Management and Trust Committees. During the year ended December 31, 2024, the Board of Directors of the Company met at 6 regular meetings and held 2 special meetings that were conducted either in-person or by way of video conferencing. No member of the Board or any committee thereof attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (held during the period for which they have been a director); and (ii) the total number of meetings held by all committees of the Board on which they served (during the periods that they served).

The following table sets forth the members of our Audit, Compensation and Nominating and Corporate Governance Committees as of December 31, 2024.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Robert M. Campana		X
Deborah J. Chadsey	X		X
Wilbur R. Davis		X	X*
Timothy B. Fannin	X		X
Timothy M. Hunter	X	X*	X
John P. Meegan	X*		X
Mark A. Paup
David M. Tullio		X
Pablo A. Vegas		X	X
Amber L. Williams	X		X
Meetings held during the year ended December 31, 2024	4	5	2

* Denotes Chairperson.

The duties and responsibilities of the Audit, Compensation and Nominating and Corporate Governance Committees are as follows.

Audit Committee. Each member of the Audit Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10A-3. The Board of Directors has determined that each of Messrs. Fannin, Hunter and Meegan qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the Securities and Exchange Commission. Information with respect to the experience of Messrs. Fannin, Hunter and Meegan is included in “Directors”. Our Board of Directors has approved a written charter for the Audit Committee, which is available on our website at www.northwest.com.

The duties and responsibilities of the Audit Committee include, among other things:

•	retaining, overseeing and evaluating an independent registered public accounting firm to audit our annual financial statements;
•	overseeing our external financial reporting processes;
•	approving all engagements for audit and non-audit services by the independent registered public accounting firm;
•	reviewing the audited financial statements with management and the independent registered public accounting firm;
•

considering whether certain relationships with the independent registered public accounting firm and services not related to the annual audit and quarterly reviews are consistent with maintaining the independent registered public accounting firm’s independence;

•	overseeing the activities of the internal audit staff and reviewing management’s administration of the system of internal accounting controls;
•	engaging and overseeing any outsourcing or co-sourcing arrangements pertaining to the Internal Audit function and determining that the providers have adequate expertise to fulfill those duties; and
•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter.

Compensation Committee. Each member of the Compensation Committee is “independent” as defined in the Nasdaq corporate governance listing standards and under Securities and Exchange Commission Rule 10C-1. The Compensation Committee meets at least quarterly, or more frequently if necessary. Our Board of Directors has approved a written charter for the Compensation Committee, which is available on our website at www.northwest.com.

The purpose of the Compensation Committee is to, among other things, evaluate:

•

the compensation of the executive officers, other senior officers and employees, including oversight of base salary, cash incentive compensation, equity-based awards and other benefits and perquisites; and

•	the performance of the CEO on an annual basis and approve the base salary, cash incentive bonus, equity-based incentive awards and other compensation of the CEO.

In furtherance of these objectives, the Compensation Committee is responsible, among others, for:

•

ensuring that the CEO has established annual goals and objectives (“G&O”), reviewing progress towards the achievement of the G&O on a quarterly basis and providing a year end self-assessment and overall review of business performance;

•

approving the corporate compensation philosophy, including overseeing and monitoring the executive compensation policies, plans and programs for such officers to ensure that they are consistent with the compensation philosophy and the long-term interests of our shareholders;

•	reviewing and approving the Company’s annual equity grants and providing a review to the full Board;
•

annually reviewing the CEO’s evaluation of the performance of the Company’s executive officers and approving (and if desired, recommending that the Board approve) the other executive officers’ base salaries, cash incentive bonuses, equity-based incentive awards, and other compensation;

•

evaluating, reviewing and approving the execution of (i) employment and severance arrangements, (ii) change in control agreements and change in control provisions affecting any elements of compensation and benefits and (iii) any special or supplemental compensation and benefits for the executive officers, including supplemental retirement benefits and the perquisites;

•	reviewing and approving all employee benefit plans, including retirement plans and health insurance;
•

at least annually, in consultation with the CEO, reviewing succession planning, talent development and retention programs for executive officers, and providing guidance for the leadership pipeline below the executive officer level;

•	annually issuing the Compensation Committee Report, which is included in our annual proxy statement;
•	annually reviewing the Company’s compensation practices and the relationship among risk management and compensation;
•	annually reviewing the compensation, discussion and analysis which is included in our annual proxy statement;
•	developing and implementing policies with respect to the recovery of any excess compensation paid to any of the Company’s executive officers or other covered employees;
•	overseeing the Company’s key human resources policies and practices; and
•	periodically reviewing compensation, including benefits and equity awards, paid to non-employee directors.

The Compensation Committee has available the resources and authority necessary to properly discharge its duties and responsibilities, including the authority to retain counsel and other experts or consultants. The Compensation Committee, in performing these duties and responsibilities with respect to director and executive officer compensation, relies on the assistance of professionals within our Human Resources Department. During 2024, the Compensation Committee utilized Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent executive compensation consulting firm, for an independent review of director and executive officer compensation, including benefits and equity awards. For the year ended December 31, 2024, we incurred $93,000 of fees for their compensation consulting services.

Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards. Our Board of Directors has approved a written charter for the Nominating and Corporate Governance Committee, which is available on our website at www.northwest.com.

The functions of the Nominating and Corporate Governance Committee include the following:

•	leading the search for individuals qualified to become members of the Board and recommending to the Board potential director nominees to be presented for shareholder approval;
•	developing and recommending to the Board of Directors other specific criteria for the selection of individuals to be considered for election or re-election to the Board of Directors;
•

to annually receive and approve an applicable Code of Ethics and Code of Ethics for Senior Financial Officers and to develop and recommend corporate governance guidelines on an annual basis, or more frequently if appropriate;

•

to review the Board of Directors’ committee structure and recommend to the Board for approval of directors to serve as members on each committee and to make recommendations to the Board regarding size and compensation of the Board and other governance items related thereto;

•	adopting procedures for the submission of recommendations by shareholders for nominees for the Board of Directors; and
•	conducting an annual performance evaluation of the Committee and annually reviewing the adequacy of its charter and recommending any proposed changes to the Board of Directors.

The Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees, if it chooses to do so. The Nominating and Corporate Governance Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

•	the highest personal and professional ethics and integrity and whose values are compatible with our values;
•	experience and achievements that have given them the ability to exercise and develop good business judgment;
•	a willingness to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;
•	a familiarity with the communities in which we operate and/or is actively engaged in community activities;
•	involvement in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and
•	the capacity and desire to represent the balanced, best interests of our shareholders as a group, and not primarily a special interest group or constituency.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Board is particularly interested in maintaining a mix that includes active or retired business professionals and senior executives, particularly those with experience in management, operations, finance, accounting, banking, risk management, compliance, information technology, or marketing and sales. As part of its periodic self-assessment process, the Board discusses the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short and long term. The Nominating and Corporate Governance Committee then gives consideration to these specific skill areas or experiences when considering candidates for nomination. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, leadership experience and relevant geographical experience. The effectiveness of the Board’s diverse mix of skills and experiences is considered as part of each Board self-assessment.

In addition to meeting these qualifications, a person is not qualified to serve as a director if they: (1) are under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) are a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; or (3) have been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

The Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards. We have also recently adopted stock ownership guidelines, which are described in “Compensation Discussion and Analysis—Other Practices, Policies & Guidelines—Stock Ownership Guidelines”.

The Board of Directors holds itself and all members of various committees to the highest standard of professional and personal conduct. These requirements are included in our Code of Ethics and the Nominating and Corporate Governance Committee Charter and other committee charters. In addition, directors are required to have ongoing education, and the Board of Directors regularly reviews director compensation to confirm the reasonableness of such compensation.

Procedures for the Recommendation of Director Nominees by Shareholders. The Nominating and Corporate Governance Committee has adopted procedures for the submission of recommendations for director nominees by shareholders. There have been no material changes to these procedures since they were previously disclosed in our Proxy Statement for the 2024 Annual Meeting of Shareholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating and Corporate Governance Committee will consider candidates recommended by our shareholders. Shareholders can submit the names of qualified candidates for Director by writing to us at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, Attention: Chief Counsel and Corporate Secretary. The Chief Counsel and Corporate Secretary must receive a submission not less than 180 days prior to the one-year anniversary date of our proxy statement relating to the preceding year’s annual meeting of shareholders, which, for the 2026 Annual Meeting of Shareholders, is no later than September 8, 2025.

The submission must include the following information:

•	a statement that the writer is a shareholder and is recommending a candidate for consideration by the Committee;
•

the name and address of the shareholder as they appear on our books, and number of shares of our common stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•

the name, address and contact information for the candidate, and the number of shares of our common stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	a statement of the candidate’s business and educational experience;
•	such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company or its affiliates;
•	detailed information about any relationship or understanding between the proposing shareholder and the recommended candidate;
•	a statement of the candidate that the candidate is willing to be considered and willing to serve as a director if nominated and elected; and
•

a statement that the candidate is not: (1) under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year; (2) a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust that order is final and not subject to appeal; or (3) a person who has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

A director nomination submitted by a shareholder for presentation by the shareholder at an Annual Meeting of Shareholders must comply with the procedural and informational requirements described in our Bylaws. Please see “Advance Notice of Business or Director Nominations To Be Presented at an Annual Meeting” below for more information on nominating directors.

Shareholder Communications with the Board. A shareholder of the Company who wants to communicate with the Board of Directors or with any individual director can write to: Board of Directors, Northwest Bancshares, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, Attention: Chief Counsel and Corporate Secretary. The letter should indicate that the author is a shareholder of the Company and, if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Chief Counsel and Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed; or
•

attempt to handle the inquiry directly, or forward the communication for response by another employee of the Company. For example, a request for information about us on a stock-related matter may be forwarded to our Shareholder Relations Officer; or

•	not forward the communication if it is primarily commercial in nature or relates to an improper or irrelevant topic.

The Chief Counsel and Corporate Secretary will prepare a general summary of those communications that were not forwarded and provide a summary of activity to the Board of Directors each quarter.

Attendance at Annual Meetings of Shareholders

Although we do not have a formal written policy regarding director attendance at Annual Meetings of Shareholders, it is expected that directors will attend these meetings in person or virtually, absent unavoidable scheduling conflicts. All of our then-current directors attended our prior year’s Annual Meeting of Shareholders.

Policy Regarding Majority Voting

The Board of Directors has adopted a majority voting policy (“Policy”), which is utilized for the election of any director at any meeting of shareholders for uncontested elections and is not applicable for contested elections. For the purpose of the Policy, an “uncontested election” shall mean an election of directors where the only director nominees are those individuals recommended by the Board of Directors of the Company.

Pursuant to the Policy, any incumbent director nominee in an uncontested election who receives a greater number of votes “WITHHELD” than votes cast “FOR” at the shareholders meeting shall promptly tender his or her proposed resignation following certification of the shareholder vote.

The Nominating and Corporate Governance Committee will promptly consider the resignation and will recommend to the Board of Directors whether to accept the resignation or to take other action, including rejecting the resignation and addressing any apparent underlying causes of the failure of the director to obtain a majority of votes “FOR” such nominee. When considering the resignation and making its recommendation, the Nominating and Corporate Governance Committee will consider all factors deemed relevant by its members including, without limitation, the underlying reasons for the shareholders’ “WITHHELD” votes for the director (to the extent ascertainable), the length of service and qualifications of the director, the director’s contributions to the Company, whether the acceptance or rejection of the resignation will have any adverse effect on the Company’s compliance with any applicable law, rule, regulation or governing document, to determine whether the acceptance of the resignation is in the best interests of the Company and its shareholders.

The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote, but in any case, no later than 90 days following the certification of the shareholder vote.

If a majority of the members of the Nominating and Corporate Governance Committee are required to tender a resignation at the same election, then the other independent directors will appoint a special board committee amongst themselves solely for the purpose of considering the resignations and will recommend to the Board whether to accept, reject or take other action as to the resignations.

Code of Ethics

We have adopted a Code of Ethics that is applicable to our directors, officers and employees, including a Code of Ethics for Senior Financial Officers attached thereto. The Code of Ethics is available on our website at www.northwest.com. Amendments to and waivers from the Code of Ethics with respect to directors and executive officers will also be disclosed on our website.

Audit Committee Report

The Audit Committee has issued a report that states as follows:

•	we have reviewed and discussed with management and the independent registered public accounting firm our audited consolidated financial statements for the year ended December 31, 2024;
•

we have discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

we have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and have discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the Securities and Exchange Commission.

This report has been provided by the Audit Committee, which consists of Directors Meegan, who serves as Chairperson, Chadsey, Fannin, Hunter and Williams.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the CEO and those executive officers who report directly to the CEO. The Compensation Committee currently consists of Directors Hunter, who serves as Chairperson, Campana, Davis, Tullio and Vegas. None of these individuals was an officer or employee of the Company during the year ended December 31, 2024, or is a former officer of the Company. Except as described below for Director Campana, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons”.

Name	Position	Nature of transaction	Largest aggregate balance over year ended 12/31/2024 ($)	Interest rate (%)	Principal balance 12/31/2024 ($)	Principal paid 1/01/2024 to 12/31/2024 ($)	Interest paid 1/01/2024 to 12/31/2024 ($)
Robert M. Campana	Director	Home equity line of credit	851,601	7.240	629,570	852,946	52,409
Robert M. Campana	Director	Mortgage loan	159,928	1.750	127,917	32,011	2,543
Robert M. Campana	Director	Mortgage loan to family member	338,967	3.750	329,990	8,977	12,558

During the year ended December 31, 2024, (i) no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company; (ii) no executive officer of the Company served as a director of another entity, one of whose executive officers served on the Compensation Committee; and (iii) no executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

Compensation Discussion and Analysis

This Compensation Discussion & Analysis (“CD&A”) explains our executive compensation program for our named executive officers (“NEOs”) listed below. This CD&A also describes the Compensation Committee’s process for making pay decisions, as well as its rationale for specific decisions related to compensation paid in the fiscal year ended December 31, 2024.

Name	Position
Louis J. Torchio	President, Chief Executive Officer and Director
Douglas M. Schosser (1)	Chief Financial Officer
William W. Harvey, Jr. (2)	Chief Operating Officer, former Chief Financial Officer and Director
Gregory J. Betchkal	Chief Risk Officer
Jacques M. DesMarteau	Chief Commercial Banking Officer
Scott J. Watson	Chief Information Officer

(1)	Mr. Schosser joined the Company on March 18, 2024 in the role of Chief Financial Officer.
(2)

Effective March 18, 2024, Mr. Harvey was succeeded by Mr. Schosser in the role of Chief Financial Officer. Effective December 31, 2024, Mr. Harvey retired as Chief Operating Officer and as a director from the Company.

On June 18, 2024, the Company announced the departure of John J. Golding, former Chief Consumer Banking Officer, effective June 17, 2024.

Executive Summary. The Company is a bank holding company headquartered in Columbus, Ohio. The Company operates Northwest Bank (also referred to herein as the “Bank”), a full-service financial institution headquartered in Warren, Pennsylvania. Through this subsidiary, the Company, as of December 31, 2024, operates 130 full-service financial centers, eleven free standing drive-up facilities, and 169 automated teller machines in Pennsylvania, New York, Ohio and Indiana. The Company has operated as a community-oriented financial institution since 1896 and has demonstrated a pattern of sustained expansion resulting from strong internal growth combined with a series of mergers, acquisitions, and new office openings.

2024 Business Highlights. Throughout 2024, despite industry-wide challenges, we continued to make strategic decisions to better position Northwest for growth and continued success. This included a securities portfolio repositioning successfully completed in 2Q, a continued focus on growing our Commercial lending portfolio, and investments in colleagues and technology to create the infrastructure needed to support future growth. Commercial loans grew to $2 billion at December 31, 2024, an increase of $350 million from prior year end.

Amidst industry funding and liquidity challenges, we successfully navigated the landscape, culminating in a 1.4% increase in total deposits, reaching $12.14 billion by the end of 2024. This achievement not only underscores our ability to maintain a stable and diversified deposit base but also reflects our capacity to adapt and grow during challenging market conditions. We continue to lead our peers with one of the lowest cost of funds while maintaining one of the lowest uninsured deposit bases in the nation at less than 25% of total deposits (12% when excluding intercompany and collateralized deposits) with an overall average deposit balance of $18,000 per account.

Reported net income for the year declined by $34.6 million to $100.3 million, or $0.79 per diluted share, adjusted net income (excluding securities repositioning loss and merger/restructuring expenses) decline by $7 million to $132.8 million, or $1.04 per diluted share. Furthermore, we delivered above budgeted returns on average shareholders’ equity and assets, with annualized adjusted returns for 2024 at 8.49% and 0.92%, respectively, showcasing our commitment to delivering value to our shareholders. Additionally, our net interest income was flat vs prior year, which reflects our ability to effectively manage the interest rate environment and optimize our balance sheet.

Despite the macroeconomic challenges, our asset quality remains stable with overall delinquency at approximately 0.9% and 90-day delinquency at just 0.2%. In addition, our capital levels remain strong with Tangible Common Equity to Tangible Assets Ratio increasing to 8.65% and all regulatory capital ratios comfortably above “Well Capitalized” levels providing flexibility for future growth and capital management strategies.

2024 Compensation Highlights. Our executive compensation program has three primary elements: base salary, annual incentives, and long-term equity incentives. Each of these compensation elements serves a specific purpose in our compensation strategy. Base salary is an essential component to any market-competitive compensation program. Annual incentives reward the achievement of short-term goals, while long-term incentives drive our NEOs to focus on long-term sustainable shareholder value creation. Based on our performance and consistent with the design of our program, the Compensation Committee made the following executive compensation decisions for fiscal 2024:

•

Base Salaries. For 2024, the Compensation Committee approved 3% salary increases for Messrs. Torchio, Betchkal, DesMarteau, Watson and Golding. Effective January 1, 2024, their base salaries were further increased by 3% to offset the elimination of the Holiday Bonus Plan, which was discontinued for all Corporate Senior Vice Presidents and above, including the NEOs.

•

Annual Incentives. Based on our results relative to the financial performance objectives under the Management Bonus Plan, initial funding results were 92.47% of target. However, based on its assessment of actual overall performance, the Compensation Committee approved funding of the Management Bonus Plan at 100% of target, and further adjusted each NEO’s actual award payout based on individual performance.

•

Long-Term Equity Incentives. For 2024, long-term equity incentive awards were granted to the NEOs using an equally weighted mix of performance stock units (“PSUs”) and restricted stock units (“RSUs”). However, to place a heavier emphasis on performance, the Compensation Committee granted Mr. Torchio’s award using a mix of 55% of PSUs and 45% RSUs. The PSUs granted in 2022 did not vest as the required threshold performance criteria (rROAA) were not met.

•

One-Time RSU Grant to Mr. Torchio. As previously disclosed on our Form 8-K filed in November 2024, on December 20, 2024, the Compensation Committee approved a one-time grant of RSUs to Mr. Torchio. Since assuming the role of CEO in August 2022, Mr. Torchio has played a pivotal role in transforming our business and operations, positioning the Company for long-term success. Under his leadership, the Company has made significant progress, and the Compensation Committee believes Mr. Torchio’s continued service is critical to sustaining this momentum. To reinforce stability and ensure continuity in leadership, the Compensation Committee approved a one-time RSU grant valued at $2,000,000, which will cliff vest after four years of continued employment. The RSUs will be settled in two installments — the first installment on the vesting date, and the second installment will be deferred on a mandatory basis until six months following the date Mr. Torchio leaves the Company.

•

One-Time New Hire Equity Grant to Mr. Schosser. As previously disclosed on our Form 8-K filed in March 2024, Mr. Schosser joined the Company on March 18, 2024, as Chief Financial Officer. In connection with his appointment, Mr. Schosser received a new-hire equity grant on March 20, 2024, consisting of RSUs valued at $250,008 and PSUs valued at $350,011.

Best Compensation Practices & Policies. We also believe the following practices and policies within our program promote sound compensation governance and are in the best interests of our shareholders and executives:

What we do		What we don’t do
✔	Place an emphasis on performance-based, variable compensation	✗	We do not allow repricing of underwater stock options without shareholder approval

✔	Maintain robust stock ownership guidelines	✗	We do not have excessive perquisites

✔	Annual say-on-pay vote	✗	We do not allow hedging or short sales or pledging of our securities

✔	Double-trigger vesting for equity awards in the event of a change in control under our long-term incentive plan	✗	We do not pay dividends or dividend equivalents on unearned performance-based awards

✔	Maintain a recoupment (“clawback”) policy	✗	We do not have tax gross ups

✔	Use an independent compensation consultant	✗	We do not allow short selling or the use of Company stock as collateral for loans

✔	Limit the value of equity awards that may be granted to non-employee directors

Shareholder Say-on-Pay Vote. In accordance with SEC rules at our 2024 Annual Meeting of Shareholders, we held an advisory, non-binding vote to approve the compensation of our NEOs as described in the proxy statement (commonly referred to as a “Say-on-Pay Vote”), which vote received over 96% of the votes cast in favor of the proposal; and an advisory, non-binding vote on the frequency of the Say-on-Pay Vote in the future (the “Frequency Vote”). At our 2024 Annual Meeting of Shareholders, our shareholders also recommended that we hold a Say-on-Pay Vote on an annual basis. Our Compensation Committee considered the recommendation of the shareholders at our previous Annual Meeting of Shareholders in reviewing executive compensation and in determining the frequency of future Say-on-Pay Votes and has determined to include the Say-on-Pay Vote in our proxy materials for each Annual Meeting of Shareholders until the next Frequency Vote, which will occur no later than the 2029 Annual Meeting of Shareholders.

What Guides Our Program

Executive Compensation Philosophy and Objectives. Our executive compensation philosophy is driven by the following guiding principles that underpin the critical connections between performance, long-term value creation, talent management, compensation governance and our cultural values:

•

Competitively Positioned: Target compensation should be competitive with that being offered to individuals in comparable roles at other companies with which we compete for talent, with the goal of attracting and retaining the best people to lead our success.

•

Performance-Driven and Shareholder-Aligned: A meaningful portion of total compensation should be variable and linked to the achievement of specific short- and long-term performance objectives and designed to drive shareholder value creation.

•	Responsibly Governed: Decisions about compensation should be guided by best-practice governance standards and rigorous processes that encourage prudent decision-making.

Elements of Pay: Total Direct Compensation. Our executive compensation philosophy is supported by the following principal elements of pay:

Pay element	How it’s paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual strategic objectives that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s retention strategy.

Pay Mix. The executive compensation program uses a mix of fixed and variable pay. The program is structured to create a meaningful balance between achieving strong short-term annual results while ensuring long-term viability and success. Therefore, the mix of incentives is reviewed and determined regularly by the Compensation Committee based on the short- and long-term objectives of the business. The charts below show the target annual total direct compensation of our CEO and our other NEOs for fiscal 2024. These charts show that a significant portion of executive compensation is variable (61% for our CEO and an average of 51% for our other NEOs). These charts do not include any one-time equity grants or awards outside of target annual total direct compensation, if any.

2024 Target total direct compensation
CEO	Other NEOs (Average)

Executive Compensation Decision-Making Process

The Role of the Compensation Committee. The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation

Committee works closely with its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program including cash compensation, annual incentive compensation, equity-based awards, and other benefits and perquisites throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which may be accessed on our website at www.northwest.com. The Compensation Committee makes all final compensation and equity award decisions regarding our NEOs, except for the CEO, whose compensation is determined by the independent members of the full Board, based upon recommendations of the Compensation Committee.

Members of our management team attend regular Compensation Committee meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Only the Compensation Committee members can vote on decisions regarding NEO compensation.

The CEO reviews his recommendations pertaining to the compensation of the other NEOs with the Compensation Committee providing management input, transparency, and oversight. Approvals of NEO compensation other than CEO compensation are made by the Compensation Committee. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. Independent members of the Board make all final determinations regarding CEO compensation.

The Role of the Independent Consultant. During 2024, the Compensation Committee retained Pearl Meyer, an independent executive compensation consulting firm, to provide comprehensive consulting services to the Compensation Committee, including to:

•	provide information regarding base salary ranges and recommendations for the Executive Vice Presidents;
•	review the CD&A section of the proxy statement;
•	assist in developing goals for the short- and long-term incentive plans;
•	update the Compensation Committee about regulatory matters and trends;
•	assist with the development of 2024 executive compensation decisions;
•	attend Compensation Committee meetings; and
•	provide relevant peer compensation reporting and analysis.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee analyzed whether the work of Pearl Meyer raised any conflicts of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenues; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with any executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer. The Compensation Committee determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company have not created any conflicts of interest.

The Role of Peer Group Companies. The Compensation Committee strives to set a competitive level of total compensation for each NEO as compared with executive officers in similar positions at peer companies. In evaluating NEO compensation, we utilize market information which is supported by benchmark data from our peer group, as well as Pearl Meyer and McLagan, an Aon Hewitt company (“McLagan”), both nationally recognized compensation consulting firms. We establish compensation targets for substantially all of our employees so that their total cash compensation opportunity would be approximately between 15% below to 15% above the market median for fully qualified and experienced employees. For the year ended December 31, 2024, we utilized financial services survey data from McLagan in reviewing compensation for substantially all employees, including executive officers.

McLagan was utilized by the Company based on their comprehensive set of reports within the financial services industry. McLagan provides complete compensation coverage for each job position in the financial services industry by extensive analysis of salaries, incentive eligible positions, incentive amounts with regard to base salaries, and total cash compensation. In addition, analysis by company size and geographic location is performed and categorized by jobs based on levels of responsibility and experience.

On an annual basis, with assistance from Pearl Meyer, the Company conducts a benchmarking and peer group exercise with the Compensation Committee. In the fall of 2023, Pearl Meyer presented a review of the Company’s peer group using publicly traded U.S. banks with assets as of September 30, 2023, ranging from approximately 50% to 200% of the Company’s asset size. The Compensation Committee considered the “compatibility” and “comparability” of each company when selecting the 2024 peer group. The Compensation Committee reviewed, among other things, each peer company’s asset size, earnings, portfolio mix, geographical location, organizational structure and governance, number of employees, number of financial centers and service offerings.

Following selection and approval by the Compensation Committee of the peer group listed in the table, the Company was positioned near the median of the group in terms of asset size.

Atlantic Union Bankshares Corporation [AUB]	First Financial Bancorp. [FFBC]	TowneBank [TOWN]
Capitol Federal Financial, Inc. [CFFN]	First Merchants Corporation [FRME]	TSF Financial Corporation [TFSL]
Community Bank System, Inc. [CBU]	Heartland Financial USA, Inc. [HTLF]	WesBanco, Inc. [WSBC]
Enterprise Financial Services Corp [EFSC]	NBT Bancorp Inc. [NBTB]	WSFS Financial Corporation [WSFS]
First Busey Corporation [BUSE]	Park National Corporation [PRK]
First Commonwealth Financial Corporation [FCF]	S&T Bancorp, Inc. [STBA]

2024 Executive Compensation Program in Detail

Base Salary. Base salary represents annual fixed compensation and is a standard element of compensation necessary to attract and retain executive leadership talent. In making base salary decisions, the Compensation Committee considers the CEO’s recommendations, as well as each NEO’s position and level of responsibility within the Company. The Compensation Committee considers factors such as competitive market data as well as individual performance, experience, tenure, internal equity, and employee potential. Base salaries are adjusted using a merit increase pool and a performance evaluation process that consists of general rating factors. Merit increases are based on the NEO’s overall performance rating, the time interval and any added responsibilities since the last salary increase. For 2024, the Compensation Committee approved salary increases for the NEOs as follows:

Name	2024 Base salary	2023 Base salary	% Adjustment
Louis J. Torchio	$874,470	824,000	6%
Douglas M. Schosser (1)	600,000	N/A	N/A
William W. Harvey, Jr.	721,000	721,000	N/A
Gregory J. Betchkal	589,860	556,000	6%
Jacques M. DesMarteau	477,405	450,000	6%
Scott J. Watson	405,794	382,500	6%

(1)	Mr. Schosser joined the Company on March 18, 2024.

Mr. Golding received a 6% increase in 2024 at the same time as the others listed in the table above.

Annual Incentives. We provide performance-based cash incentive awards to eligible personnel, including executive officers, under the Management Bonus Plan. Cash incentives are used to motivate and reward achievement of corporate and individual performance objectives which are strategically aligned with enhancing shareholder value. Funding for the Management Bonus Plan is based on an assessment of the Company’s actual performance relative to the Compensation Committee’s pre-established financial performance levels based on a combination of financial factors as well as a comparison against a predetermined peer group. Actual payouts depend on the achievement of pre-determined financial performance objectives and can range from 0% to 150% of target award amounts.

Management Bonus Plan Target Opportunity. Target annual bonus opportunities are expressed as a percentage of base salary and were established by the NEOs’ level of responsibility and their ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. Target award opportunities for 2024 were as follows:

		Annual target bonus
Name	2024 Base salary	Percent	Dollar
Louis J. Torchio	$874,470	70%	$612,129
Douglas M. Schosser	600,000	55%	330,000
William W. Harvey, Jr.	721,000	50%	360,500
Gregory J. Betchkal	589,860	50%	294,930
Jacques M. DesMarteau	477,405	55%	262,573
Scott J. Watson	405,794	40%	162,318

Financial Performance Objectives, Levels & Results. For the year ended December 31, 2024, the Management Bonus Plan required that two threshold metrics be satisfied in order for any cash incentive payout to be considered. These threshold metrics included achievement of net charge-offs of 0.50% or less and total loan delinquency of 3.00% or less. Once these threshold metrics were met, the financial factors considered to determine the payout level for the year ended December 31, 2024 were: adjusted return on average assets (“adjusted ROAA”), adjusted return on average equity (“adjusted ROAE”), efficiency ratio, and loan growth. Individual performance ratings also are considered when determining the actual payout amount. After the conclusion of the fiscal year, the CEO may suggest that the Compensation Committee consider discretionary adjustments to cash incentive awards that are consistent with the long-term advancement of our strategic initiatives.

The Management Bonus Plan sets levels of corporate performance targets, resulting in cash incentive payments to the NEOs in amounts ranging from 0% to 150% of target depending on actual performance.

		Performance range
Performance measures	Weighing	Threshold (50% funded)	Target (100% funded)	Maximum (150% funded)	Actual adjusted result (1)	% of target	Weighted % payout
Adjusted ROAA	40%	0.74%	0.87%	1.10%	0.92%	110.90%	44.36%
Adjusted ROAE	30%	6.97%	8.20%	10.66%	8.49%	105.90%	31.77%
Efficiency Ratio (2)	15%	67.50%	65.00%	60.00%	64.11%	108.90%	16.34%
Loan Growth	15%	3.23%	4.62%	6.00%	(1.39)%	—%	—%

(1)	Results exclude the impact of Securities Restructuring and merger/restructuring expenses (non-GAAP).
(2)	Excludes amortization of intangible assets and merger, asset disposition and restructuring expenses (non-GAAP).

The Compensation Committee has discretion under the Management Bonus Plan to adjust the overall performance level achieved to include or exclude the effect of extraordinary, unusual or non-recurring items, changes in tax or accounting rules or the effect of mergers or acquisitions. These adjustments aim to maintain fairness to both participants and shareholders, while also fostering actions that promote the long-term health of the business and align with predetermined performance goals.

In 2024, the economic challenges facing regional financial institutions persisted, including elevated interest rates, increased credit costs, industry-wide funding constraints, and compressed net interest margins. At the start of the year, the Company set its financial targets based on reasonable expectations of the market conditions at that time. However, as the year progressed, it became clear that maintaining disciplined loan growth, particularly in the consumer portfolio, was critical to balancing profitability and risk. As a result, the Company focused on commercial loan expansion, achieving a 21% year-over-year increase, while deliberately limiting consumer loan growth to preserve pricing discipline and long-term financial stability.

While this approach ultimately strengthened key financial metrics, it also resulted in a shortfall on the Loan Growth KPI. As a result, initial funding under the Management Bonus Plan was determined to be 92.47% of target based on the following actual performance outcomes:

•	Three of the four Management Bonus KPIs (adjusted ROAA, adjusted ROAE, and Efficiency Ratio) showed strong progress and achieved above target performance.
•	The Loan Growth KPI fell below threshold performance, as the Company prioritized commercial loan growth while limiting consumer loan expansion.

While commercial loan growth increased significantly (21%) year-over-year, the leadership team strategically limited loan growth within the consumer portfolio, focusing on pricing discipline and profitability versus a focus on asset growth. Recognizing that this shift in loan mix was a deliberate response to economic conditions, not a failure to drive overall loan growth, the Compensation Committee determined that the original loan growth target did not fully reflect the Company’s actual performance achievements. Additionally, the Company exceeded its original adjusted net income budget by $4 million performance at approximately $4.4MM (3%). Based on these considerations, the Compensation Committee elected to fund the Management Bonus Plan at 100%

Management Bonus Payouts. Based on the above results, the Compensation Committee determined that management bonuses should be paid at target for Company performance with additional multipliers based on each NEOs performance, as summarized in the table below:

	Target bonus		Actual bonus
Name	Percent	Dollar	Percent	Dollar
Louis J. Torchio	70%	$612,100	77.0%	$673,300
Douglas M. Schosser	55%	330,000	60.5%	363,000
William W. Harvey, Jr.	50%	360,500	52.5%	378,500
Gregory J. Betchkal	50%	294,900	55.0%	324,400
Jacques M. DesMarteau	55%	262,600	60.5%	288,800
Scott J. Watson	40%	162,300	40.0%	162,300

As a result of Mr. Golding’s termination of employment on June 17, 2024, Mr. Golding was not eligible to receive a bonus for fiscal year 2024.

Long-Term Stock-Based Compensation. The purpose of our 2022 Equity Incentive Plan is to promote the long-term financial success of the Company and its subsidiaries, including Northwest Bank, by providing a means to attract, retain and reward individuals who contribute to that success and to further align their interests with those of the Company’s shareholders through the ownership of shares of Company stock. In 2024, the Compensation Committee granted long-term incentive compensation that is balanced between retention and forward-looking performance incentives. To place a heavier emphasis on performance, the Compensation Committee granted Mr. Torchio’s award using a mix of 50% PSUs and 40% RSUs. Awards granted to the other NEOs used a combination of RSUs and PSUs as follows:

Award type	Weighting	Design at-a-glance
PSUs	50%	PSUs align executive pay with achievement of financial metrics that are the most impactful to shareholders. Performance is measured against both relative and absolute metrics to provide a comprehensive and balanced evaluation of our long-term business performance. NEOs can earn between 0% and 150% of their target award opportunity. If achievement warrants and the executive remains employed by the Company, PSUs vest at the end of the three-year performance period to the extent performance is achieved.

RSUs	50%	RSUs granted to NEOs in fiscal 2024 vest in equal installments each year on the first three anniversaries of the grant date.

The Compensation Committee believes that this combination, coupled with meaningful stock ownership requirements, will ensure that executives are focused on creating shareholder value and the long-term success of the Company.

Target long-term opportunities are expressed as a percentage of base salary at the time of grant and were established according to each NEO’s level of responsibility and his or her ability to impact overall results. The Compensation Committee also considers market data in setting target award amounts. Target award opportunities for 2024 were as follows:

		Long term incentive target award opportunity
Name	Base salary	Percent	Value
Louis J. Torchio	$849,000	90%	$764,100
Douglas M. Schosser	600,000	65%	390,000
William W. Harvey, Jr.	721,000	—%	—
Gregory J. Betchkal	572,680	60%	343,608
Jacques M. DesMarteau	463,500	60%	278,100
Scott J. Watson	393,975	35%	137,891

Mr. Golding, our former Chief Consumer Banking Officer, also received a grant of RSUs and PSUs consistent with our standard equity grant practices. The target value of Mr. Golding’s long-term incentive awards was $177,289, or 45%, of his then current base salary. All of Mr. Golding’s outstanding awards of RSUs and PSUs were forfeited as of June 17, 2024 upon his termination of employment.

Fiscal 2024 Annual Long-Term Incentive Grants. For fiscal 2024, the NEOs received the following awards (excluding any one-time grants or awards):

	PSUs		RSUs
Name	Target # of units	Target value	# of units	Value
Louis J. Torchio (1)	37,534	$424,500	30,027	$339,600
Douglas M. Schosser (1)	17,242	195,000	17,242	195,000
William W. Harvey, Jr.	—	—	—	—
Gregory J. Betchkal	15,191	171,804	15,191	171,804
Jacques M. DesMarteau	12,295	139,050	12,295	139,050
Scott J. Watson	6,096	68,946	6,096	68,946

(1)	Messrs. Torchio’s and Schosser’s one-time grants described above under “2024 Compensation Highlights” are not included in this table.

The number of units was calculated using the per-share closing price of the Company’s common stock on the grant date approved by the Board. Executives may earn the performance share unit portion of their awards by achieving certain metrics as established by the Compensation Committee over a three-year performance period.

All awards granted under our 2018 Equity Incentive Plan and 2022 Equity Incentive Plan are subject to clawback if the Company is required to prepare an accounting restatement due to material noncompliance of the Company as a result of misconduct, with any financial reporting requirement under federal securities laws. In addition, awards are subject to clawback under the Company’s Clawback Policy designed to comply with SEC and Nasdaq rules regarding the recoupment of erroneously awarded compensation. See “Other Practices, Policies and Guidelines—Clawback Policy”.

A Closer Look at PSUs. The Compensation Committee believes that PSUs provide appropriate incentives for management to focus on long-term financial results, and that these performance goals correlate with the value of our common stock. NEOs can earn between 0% and 150% of their target award opportunity. The actual number of PSUs that are earned and vested is based on the achievement of pre-determined financial performance metrics against the KRX index at the end of a three-year performance period, as outlined in the following table:

Metric	Weighting	Detail
Relative Core Return on Average Assets (“Core ROAA”)	100%	• Measured relative to the KRX index over a three-year period

•  “Core” adjustments will be made to GAAP ROAA to exclude nonrecurring revenue, nonrecurring expenses, realized gains/losses on securities, amortization of intangibles & goodwill impairments, each adjustment to be made on an after-tax basis

		• Provides a comprehensive view of relative financial performance and efficiency

		• Enables shareholders to assess the overall health and competitiveness of the Company

The number of PSUs earned at the end of the three-year performance period will be based on the attainment of performance levels, including threshold, target, and maximum, and associated payouts will be established at the beginning of the performance cycle as follows:

	Performance range
	Threshold	Target	Maximum
Peer Group Rank	25th percentile	50th percentile	75th percentile
PSU Payout (as a % of Target)	50%	100%	150%

Performance below “threshold” for a given performance measure will result in forfeiture of the respective PSUs. Threshold performance will be achieved at the 25th percentile of the approved compensation peer group, target performance at the 50th percentile of the peer group, and maximum performance is at the 75th percentile of the peer group. At the end of each performance cycle, actual performance and the resulting payouts will be determined. Performance between threshold, target, and maximum will be determined using straight line interpolation and rounded up to the nearest whole number of PSUs.

Other Practices, Policies & Guidelines

Stock Ownership Guidelines. Our Board has adopted stock ownership guidelines for our NEOs and our non-employee directors, which must be achieved during a five-year phase-in period after the NEO or director first becomes subject to the guidelines. The Board believes these guidelines further align our NEOs’ and our non-employee directors’ interests with the interests of our shareholders. The minimum equity ownership guidelines for our continuing NEOs and our non-employee directors are as follows:

Title	Guideline
CEO	3x annual base salary
All Other NEOs	1x annual base salary
Non-Employee Directors	5x annual cash retainer

If the ownership requirement has not been met by the fifth anniversary of the date the NEO became subject to the ownership requirement multiple, then 100% of net shares acquired annually from employee equity awards must be retained until requirements are met. Shares that count towards the ownership requirement include shares owned and vested and unvested RSUs. Non-Qualified Stock Options, whether vested or unvested, and unvested PSUs do not count towards the ownership requirement. All NEOs currently meet the stock ownership requirements.

Clawback Policy. The Company has adopted the Northwest Bancshares, Inc. Clawback Policy (the “Clawback Policy”), which adheres to the listing standards of Nasdaq and with Rule 10D-1 under the Exchange Act. This Clawback Policy requires recoupment of certain cash and equity incentive compensation paid to or deferred by certain executives in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the federal securities laws. Under the Clawback Policy, recoupment is required if the Board determines that incentive-based compensation received by an executive exceeds the amount of incentive-based compensation that otherwise would have been received, had it been calculated based on the restated amounts.

The Clawback Policy is disclosed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

Insider Trading Policy.
The Company maintains insider trading policies and procedures governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, and employees that the Company believes are reasonably designed to promote compliance with insider trading laws, rules, and regulations, as well as Nasdaq listing standards. In addition, it is the Company’s policy to comply with applicable securities and state laws, including insider trading laws, when engaging in transactions in the Company’s securities. A copy of the Company’s insider trading policy was filed as Exhibit 19 to the Company’s Annual Report on Form
10-K
for the year ended December 31, 2024.
No Pledging or Hedging Company Securities.
We have adopted a policy that prohibits our insiders from (i) pledging our stock as collateral against a loan or line of credit or holding our stock in a margin account; and (ii) conducting any hedging activities (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) designed to offset any decrease in the market value with respect to our stock.
Policies and Practices Related to the Grant of Certain Equity Awards.
In accordance with Item 402(x) of Regulation
S-K,
we are required to disclose certain information related to certain equity awards granted close in time to the release of material non-public
information. Neither our Board nor our Compensation Committee takes material non-public
information into account when determining the timing of equity awards, nor do we time the disclosure of material non-public
information for the purpose of impacting the value of executive compensation. We generally issue equity awards to our executive officers on a limited and infrequent basis, and not in accordance with any fixed schedule. During fiscal 2024, there were no equity awards granted to any NEOs within four business days preceding the filing of any report on Form
10-K,
10-Q,
or
8-K
that disclosed material nonpublic information.
When the Company grants RSUs or PSUs to employees, the Company makes a determination of the target value of the grant. To determine the number of shares subject to a grant of RSUs, the Company divides the target value of the grant by the closing price of one share of the Company’s common stock on the date of grant. To determine the number of shares subject to a grant of PSUs, the Company divides the value of the grant that would be obtained if target performance were to be achieved by the closing price of one share of the Company’s common stock on the date of grant.
Retirement Plans.
Substantially all of our employees hired prior to August 1, 2020, including our NEOs, are eligible to participate in the Northwest Bank Pension Plan (the “Pension Plan”), a
tax-qualified
defined benefit plan. See “Defined Benefit Plan.”
Effective January 1, 2024, all employees who have attained age 18 are also eligible to make elective deferrals to our 401(k) plan. Under our 401(k) plan, we provide “safe harbor” matching contributions equal to 100% of an eligible employee’s elective deferrals up to 4% of the employee’s eligible compensation. Employees are eligible for the safe harbor matching contributions commencing on the first day of the month following the month in which 90 days of credited service is completed.
We have also adopted a
non-qualified
supplemental executive retirement plan for the benefit of certain individuals whose benefits under the defined benefit plan are limited by restrictions contained in the Internal Revenue Code. Messrs. Torchio and Harvey participate in the supplemental executive retirement plan. See “Supplemental Executive Retirement Plan.”
Other Benefits and Perquisites.
Executive officers participate in the same employee benefits programs generally available to all employees. Mr. Harvey participated in the Senior Managers’ Life Insurance Plan, which was frozen to new participants prior to January 1, 2000. Under this plan, Mr. Harvey had the option to continue his individual policy into retirement. This plan was designed to allow participants to waive an equal amount of coverage in the group term life insurance plan in order to purchase a whole life insurance plan using their own funds in conjunction with the amount Northwest Bank would have spent for his group term premium expense. The benefit then becomes a split dollar arrangement. The officer’s coverage is provided through two sources: the group term life insurance plan, which has a carve-out
provision funded by bank-owned life insurance, and an individual policy owned by the executive. The Senior Managers’ Life Insurance Plan thus gave Mr. Harvey a means to obtain post-retirement life insurance that is not available through the group term life plan.
Executive perquisites are kept to a minimal level and therefore do not play a significant role in executive compensation. For the NEOs in fiscal 2024, executive perquisites consisted of social clubs. These benefits and their incremental cost to the Company are described in the fiscal 2024 Summary Compensation Table and its footnotes. The Compensation Committee believes these perquisites to be reasonable, comparable with peer companies and consistent with the Company’s overall compensation practices.

Employment Agreements/Change in Control Agreements. We have entered into employment agreements with Messrs. Torchio and Schosser and change in control agreements with Messrs. Betchkal, DesMarteau and Watson. These agreements are designed to give us the ability to retain the services of the designated executives while reducing, to the extent possible, unnecessary disruptions to our operations. The employment agreements with Messrs. Torchio and Schosser provide for a base salary, annual bonus payments and long-term incentive equity grants as well as severance benefits in connection with certain terminations of an executive’s employment. The change in control agreements provide for a base salary, as well as severance benefits in connection with certain terminations of an executive’s employment. The agreements were negotiated directly with, and recommended for approval by, the Compensation Committee. The Compensation Committee believes such agreements necessary to retain executive talent and consistent with market practice.

On September 20, 2023, as a result of Mr. Harvey’s retirement announcement, the Company and Northwest Bank entered into a Retirement Agreement pursuant to which Mr. Harvey transitioned from his role as Chief Financial Officer concurrently with the appointment of Mr. Schosser as our Chief Financial Officer on March 18, 2024, and retired as Chief Operating Officer and as a director from the Company Northwest Bank on December 31, 2024. In addition, on June 17, 2024, as a result of Mr. Golding’s involuntary termination by us, the Company and Northwest Bank entered into a Confidential Separation Agreement and General Release with Mr. Golding. For a more detailed discussion of these agreements and the payments that would be received by the NEOs under these agreements in connection with certain terminations of employment, see “Employment Agreements/Change in Control Agreements” and “Potential Payments to Named Executive Officers”.

Impact of Accounting and Tax. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Furthermore, Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of annual compensation paid by public companies for certain executive officers to $1 million. The Compensation Committee continues to have the flexibility to award compensation that is not tax deductible if it determines that such award is in the Company’s best interests.

Review of Risk Related to Compensation Policies and Procedures. The Compensation Committee is responsible for the oversight of employee compensation policies and procedures, including the determination of whether any material risk is imposed on the Company from the annual cash incentive plan, long-term stock-based compensation plan and/or employment or change in control agreements. After reviewing the compensation policies and procedures, including the determination of whether any incentive/variable compensation programs encourage excessive risk taking by employees, the Compensation Committee has concluded such plans do not pose material risk to the Company.

Compensation Committee Report. The Compensation Committee has reviewed and discussed the section titled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Respectfully submitted by the members of the Compensation Committee of the Board:

Compensation Committee
Timothy M. Hunter (Chair)
Robert M. Campana
Wilbur R. Davis
David M. Tullio
Pablo A. Vegas

This report of the Compensation Committee is required by the Securities and Exchange Commission and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Executive Compensation

Summary Compensation Table. The following table sets forth, for the three years ended December 31, 2024, certain information as to the total remuneration we paid to Mr. Torchio, who serves as our President and CEO, Mr. Schosser, who serves as our Chief Financial Officer and Mr. Harvey, who served as our former Chief Operating Officer and former Chief Financial Officer and our four other most highly compensated NEOs as of December 31, 2024.

Summary compensation table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)		Non-equity incentive plan compensation ($)(2)	Change in pension value and nonqualified deferred compensation earnings ($)(3)	All other compensation ($)(4)	Total ($)
Louis J. Torchio President, Chief Executive Officer and Director	2024	865,672	—	2,195,449		673,300	95,792	27,661	3,857,874
	2023	816,615	258,331	511,417		206,000	107,523	32,835	1,932,721
	2022	529,548	26,477	151,159		436,000	13,422	34,285	1,190,891

Douglas M. Schosser Chief Financial Officer	2024	450,000	—	822,281		363,000	—	75,454	1,710,735

William W. Harvey, Jr. Former Chief Operating Officer, Chief Financial Officer and Director	2024	721,000	36,500	—		378,500	35,381	27,464	1,198,845
	2023	714,538	208,727	358,001		164,400	154,127	34,876	1,634,669
	2022	643,526	32,176	259,565		429,940	—	39,641	1,404,848

Gregory J. Betchkal Chief Risk Officer	2024	583,933	—	286,502		324,400	—	17,364	1,212,199
	2023	438,385	136,068	550,639		120,700	—	15,733	1,261,525

Jacques M. DesMarteau (5) Chief Commercial Banking Officer	2024	472,607	—	231,884		288,800	—	118,122	1,111,413

Scott J. Watson Chief Information Officer	2024	401,716	—	114,971		162,300	18,977	19,666	717,630
	2023	379,058	80,153	110,781		58,100	39,193	22,023	689,308
	2022	367,987	14,719	110,084		122,900	—	22,949	638,639

John J. Golding (6) Former Chief Consumer Banking Officer	2024	226,913	—	147,825	(7)	—	14,796	1,635,379	2,024,913
	2023	379,058	85,553	142,441	(7)	63,500	53,949	34,003	758,504
	2022	367,987	18,399	141,549	(7)	133,700	—	41,255	702,890

(footnotes on following page)

(footnotes from previous page)

(1)

Reflects the aggregate grant date fair value of PSUs and RSUs granted in 2024, 2023 and 2022 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (excluding the effect of estimated forfeitures). The grant date fair values reflected in this column may differ from the approved values reflected in the CD&A because of the accounting methodology used to report the PSUs in this column, as required by SEC rules. The assumptions used in the valuation of these awards are included in Notes 1(q) and 15(c) of the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC. For the PSUs, the grant date fair value is based on the achievement at target, as prescribed by ASC Topic 718.

(2)	Amounts reflect the annual cash incentive awards earned by the NEOs under the Management Bonus Plan. See “Compensation Discussion and Analysis—Annual Cash Incentive”.
(3)

Amounts reflect the aggregate year to year change in the actuarial present value of the NEO’s accrued pension benefit under all qualified defined benefit pension plans based on the assumptions used for FASB ASC 715 at each measurement date. As such, the change reflects changes in pension value due to an increase or decrease in the FASB ASC 715 discount rate, changes in mortality table and changes due to the accrual of plan benefits. For the year ended December 31, 2024, the discount rate used to value plan benefits increased to 5.44% from 4.79%, which resulted in a decrease in the value of the prior service benefits. The financial impact resulting from the increase in discount rate for Messrs. Torchio, Harvey and Watson were decreases of $29,083, $123,767 and $17,168, respectively. For the year ended December 31, 2023, the discount rate used to value plan benefits decreased to 4.79% from 4.99%, which resulted in an increase in the value of the prior service benefits and for the year ended December 31, 2022, the discount rate increased to 4.99% from 2.75%. There were no nonqualified deferred compensation earnings required to be reported because no employee deferred compensation plans existing during the year ended December 31, 2024. Messrs. Schosser, Betchkal and DesMarteau were not eligible to participate in the Pension Plan due to joining the Company subsequent to the Pension Plan’s soft freeze in 2020.

(4)	The compensation represented by the amounts for 2024 set forth in the total All Other Compensation column for the NEOs is detailed in the table below.

Name	Company contributions to qualified defined contribution plan ($)(a)	Company-paid life insurance premiums ($)(b)	Unvested restricted stock dividends ($)(c)	Relocation expense ($)	Social clubs ($)	Contract termination payment ($)(d)	Total all other compensation ($)
Louis J. Torchio	13,800	3,564	4,939	—	5,358	—	27,661
Douglas M. Schosser	—	955	—	74,499	—	—	75,454
William W. Harvey, Jr.	13,800	5,628	8,036	—	—	—	27,464
Gregory J. Betchkal	13,800	3,564	—	—	—	—	17,364
Jacques M. DesMarteau	13,800	2,322	—	75,060	26,940	—	118,122
Scott J. Watson	13,800	2,322	3,544	—	—	—	19,666
John J. Golding	9,077	1,782	3,640	—	2,397	1,618,483	1,635,379

(a)

Reflects contributions to our tax qualified plan. Northwest Bank makes matching contributions equal to 100% of the employee’s 401(k) plan contributions, up to 4% of the employee’s eligible compensation limited by Internal Revenue Code restrictions.

(b)

Reflects excess premiums and/or payments for life insurance reported as taxable compensation on the NEO’s Form W-2. As of December 31, 2024, the pre-retirement death benefit amounts from the Northwest Bank life insurance plan were as follows: $500,000 for Mr. Torchio; $500,000 for Mr. Schosser, $1,150,000 for Mr. Harvey; $500,000 for Mr. Betchkal; $500,000 for Mr. DesMarteau and $500,000 for Mr. Watson. The premiums paid by Northwest Bank for the NEOs for life insurance coverage during 2024 totaled $8,714, consisting of the following premiums: $840 for Mr. Torchio; $700 for Mr. Schosser; $4,654 for Mr. Harvey; $840 for Mr. Betchkal; $840 for Mr. DesMarteau and $840 for Mr. Watson. However, the imputed economic benefit for this life insurance coverage during 2024 was as follows: $3,564 for Mr. Torchio; $955 for Mr. Schosser; $5,628 for Mr. Harvey; $3,564 for Mr. Betchkal; $2,322 for Mr. DesMarteau and $2,322 for Mr. Watson. The amount of such economic benefit was determined using the amount imputed to the individual under applicable tables published by the Internal Revenue Service multiplied by the aggregate death benefit payable to the individual’s beneficiary.

(c)	Reflects dividends on shares of unvested restricted common stock, which are reported as taxable compensation on the NEO’s Form W-2.
(d)

On June 18, 2024, the Company announced the termination of Mr. Golding’s employment effective on June 17, 2024. Amounts reported reflect severance payments due to Mr. Golding under his employment agreement, dated as of April 7, 2020 and amended on November 1, 2021, in connection with such termination of employment.

(5)	Mr. DesMarteau joined the Company on June 20, 2023 and therefore was not considered an NEO in 2023.
(6)	Amounts reflect compensation paid to Mr. Golding prior to his termination of employment on June 17, 2024.
(7)	All outstanding RSUs and PSUs held by Mr. Golding were forfeited upon his termination of employment on June 17, 2024.

Grants of Plan-Based Awards. The following table sets forth for the fiscal year ending December 31, 2024 certain information as to grants of plan-based awards for the NEOs.

Grants of plan-based awards for the year ended December 31, 2024
Name	Grant date		Estimated future payouts under non-equity-incentive plan awards (1)			Estimated future payouts under equity-incentive plan awards			All other stock awards: number of shares of stock or units (#)	Grant date fair value of stock and option awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Louis J. Torchio			153,032	612,129	918,194
	3/20/2024	(3)				—	30,027	—	30,027	293,964
	3/20/2024	(4)				18,767	37,534	56,301	—	340,433
	12/20/2024	(5)				—	149,813	—	149,813	1,561,051
Douglas M. Schosser			82,500	330,000	495,000
	3/20/2024	(3)				—	17,242	—	17,242	168,799

	3/20/2024	(4)				8,621	17,242	25,863	—	156,385

	3/20/2024	(6)				—	22,105	—	22,105	216,408

	3/20/2024	(6)				15,474	30,947	46,421	—	280,689
William W. Harvey, Jr.			90,125	360,500	540,750
	3/20/2024	(3)				—	—	—	—	—
	3/20/2024	(4)				—	—	—	—	—
Gregory J. Betchkal			73,733	294,930	442,395
	3/20/2024	(3)				—	15,191	—	15,191	148,720
	3/20/2024	(4)				7,596	15,191	22,787	—	137,782
Jacques M. DesMarteau			65,643	262,573	393,860
	3/20/2024	(3)				—	12,295	—	12,295	120,368
	3/20/2024	(4)				6,148	12,295	18,443	—	111,516
Scott J. Watson			40,580	162,318	243,477

	3/20/2024	(3)				—	6,096	—	6,096	59,680

	3/20/2024	(4)				3,048	6,096	9,144	—	55,291

John J. Golding	3/20/2024	(7)				—	7,838	—	7,838	76,734
	3/20/2024	(7)				3,919	7,838	11,757	—	71,091

(1)	Represents the threshold, target and maximum awards set under the Management Bonus Plan for 2024. See “Compensation Discussion and Analysis—Annual Cash Incentive” for more information.
(2)

The amounts reflected in this column represent the aggregate grant date fair value of the Company equity awards granted to the NEOs in 2024, computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). For PSUs, the grant date fair value is based on the probable outcome of the performance conditions as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Subtopic 718-10. The grant date fair values reflected in this column may differ from the approved values reflected in the CD&A because of the accounting methodology used to report the PSUs in this column, as required by SEC rules.

(3)

Represents RSUs granted in 2024. These RSUs vest over three years beginning on the first year from the date of grant subject to continued employment through the applicable vesting date. For a further discussion of grants made for the year ended December 31, 2024, see “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation”.

(4)

Represents PSUs granted in 2024. PSUs are measured against both relative and absolute metrics to provide a comprehensive and balanced evaluation of our long-term business performance. NEOs can earn between 0% and 150% of their target award opportunity. If achievement warrants and the executive remains employed by the Company, PSUs vest at the end of the three-year performance period. See “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation” and “Compensation Discussion and Analysis—A Closer Look at PSUs”.

(5)

Represents a one-time RSU grant. These RSUs will vest after the completion of four years of employment and will be accelerated in the event of a termination resulting from Mr. Torchio’s death or disability, or a termination by the Company without cause or by Mr. Torchio for “good reason” that occurs after Mr. Torchio attaining age 65. See “Compensation Discussion and Analysis—2024 Compensation Highlights”.

(6)	Represents a one-time, new hire grant of RSUs and PSUs. See “Compensation Discussion and Analysis—2024 Compensation Highlights”.
(7)	Represents awards that were forfeited on June 17, 2024 upon Mr. Golding’s termination.

During the year ended December 31, 2024, RSUs and PSUs were awarded to each NEO under our 2022 Equity Incentive Plan. The RSUs granted are subject to time-based vesting and are listed in the column entitled “All other stock awards: number of shares or units”. Awards listed under “Estimated future payouts under equity incentive plan awards” represent the number of shares of RSUs (the first line for each NEO) and PSUs (the second line for each NEO) that can be earned as described in “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation”. Each award of RSUs vests over three years beginning one year from the date of grant. Vesting is accelerated in the event of involuntary termination following a change in control of Northwest Bank or the Company and in the event of the recipient’s death, disability or normal retirement (generally, the attainment of age 65). For a further discussion of grants made for the year ended December 31, 2024, see “Compensation Discussion and Analysis—Long-Term Stock-Based Compensation”.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards for the NEOs as of December 31, 2024. Market values are calculated using the closing price of our common stock on December 31, 2024.

Outstanding equity awards at December 31, 2024
Name	Option awards						Stock awards
	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(2)
Louis J. Torchio	6,240	—	(5)	—	16.59	5/14/2028	201,969	2,663,971	68,082	898,002
	10,698	1,782	(6)	—	17.27	5/22/2029
	11,140	4,330	(7)	—	9.71	5/20/2030
	12,376	3,094	(8)	—	13.68	5/25/2031

Douglas M. Schosser	—	—		—	—	—	39,347	518,987	48,189	635,613

William W. Harvey, Jr.	13,923	1,547	(3)	—	14.15	5/18/2026	22,217	293,042	25,423	335,329
	12,376	3,094	(4)	—	15.57	5/17/2027
	15,470	—	(5)	—	16.59	5/14/2028
	13,261	2,209	(6)	—	17.27	5/22/2029
	—	4,330	(7)	—	9.71	5/20/2030
	—	3,094	(8)	—	13.68	5/25/2031

Gregory J. Betchkal	—	—		—	—	—	38,535	508,277	28,223	372,261
	—	—		—	—	—

Jacques M. DesMarteau	—	—		—	—	—	26,884	354,600	12,295	162,171
	—	—		—	—	—

Scott J. Watson	5,349	891	(6)	—	17.27	5/22/2029	14,380	189,672	16,351	215,670
	8,986	3,494	(7)	—	9.71	5/20/2030
	9,984	2,496	(8)	—	13.68	5/25/2031

John J. Golding	3,688	—	(9)	—	15.57	6/21/2025	—	—	—	—
	12,480	—	(9)	—	16.59	6/21/2025
	10,698	—	(9)	—	17.27	6/21/2025
	11,140	—	(9)	—	9.71	6/21/2025
	12,376	—	(9)	—	13.68	6/21/2025

(1)	Shares reflected in this column represent grants of both shares of restricted stock (“RSAs”) and RSUs. See vesting schedule in the following table.
(2)

Shares reflected in this column represent the number of shares that would be issued to each NEO under the 2022 Equity Incentive Plan assuming that the target level of performance is achieved for each plan. See vesting schedule in the following table.

(3)	Remaining unexercisable options will vest on May 18, 2025.
(4)	Remaining unexercisable options will vest in two equal installments on May 17, 2025 and 2026.
(5)	All options are fully vested.
(6)	Remaining unexercisable options will vest on May 22, 2025.
(7)	Remaining unexercisable options will vest in two equal installments on May 20, 2025 and 2026.
(8)	Remaining unexercisable options will vest on May 25, 2025.
(9)

In connection with Mr. Golding’s termination of employment, all options that were not exercisable at the time of his termination of employment were forfeited and cancelled and any exercisable stock options at the time of such termination of employment were adjusted to expire on June 21, 2025.

Vesting schedule
	RSA/RSU			PSU
Name	Grant date	Shares or units outstanding (#)		Grant date	Shares or units outstanding (#)
Louis J. Torchio	5/22/2019	835	(2)	5/18/2022	7,110	(5)
	5/20/2020	2,030	(2)	3/15/2023	23,438	(5)
	5/25/2021	1,450	(3)	3/20/2024	37,534	(5)
	5/18/2022	2,345	(4)
	3/15/2023	15,469	(4)
	3/20/2024	30,027	(4)
	12/20/2024	149,813	(4)
Douglas M. Schosser	3/20/2024	39,347	(4)	3/20/2024	48,189	(5)
William W. Harvey, Jr.	5/18/2016	725	(1)	5/18/2022	9,016	(5)
	5/17/2017	1,450	(1)	3/15/2023	16,407	(5)
	5/22/2019	1,035	(2)
	5/20/2020	2,030	(2)
	5/25/2021	1,450	(3)
	5/18/2022	2,974	(4)
	9/21/2022	1,725	(4)
	3/15/2023	10,828	(4)
Gregory J. Betchkal	3/6/2023	14,743	(4)	3/15/2023	13,032	(5)
	3/15/2023	8,601	(4)	3/20/2024	15,191	(5)
	3/20/2024	15,191	(4)
Jacques M. DesMarteau	6/20/2023	14,589	(4)	3/20/2024	12,295	(5)
	3/20/2024	12,295	(4)
Scott J. Watson	5/22/2019	418	(2)	5/18/2022	5,178	(5)
	5/20/2020	1,638	(2)	3/15/2023	5,077	(5)
	5/25/2021	1,170	(3)	3/20/2024	6,096	(5)
	5/18/2022	1,708	(4)
	3/15/2023	3,350	(4)
	3/20/2024	6,096	(4)

(1)	Vests in equal installments over 10 years
(2)	Vests in equal installments over 7 years.
(3)	Vests in equal installments over 5 years.
(4)	Vests in equal installments over 3 years.
(5)	Performance shares vest in full 3 years from grant date.

Option Exercises and Stock Vested. The following table sets forth information with respect to option exercises and stock that vested during the fiscal year ending December 31, 2024 for the NEOs.

Option exercises and stock vested for the year ended December 31, 2024
	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Louis J. Torchio	—	—	14,034	156,587
Douglas M. Schosser	—	—	—	—
William W. Harvey, Jr.	13,614	28,011	16,991	194,280
Gregory J. Betchkal	—	—	12,000	137,577
Jacques M. DesMarteau	—	—	7,516	81,924
Scott J. Watson	—	—	5,843	65,464
John J. Golding	—	—	8,770	98,346

The following table sets forth information with respect to pension benefits for the year ended December 31, 2024 for the NEOs. See “Defined Benefit Plan” and “Supplemental Executive Retirement Plan” for a discussion of the plans referenced in this table.

Pension benefits at and for the year ended December 31, 2024
Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Louis J. Torchio	Northwest Bank Pension Plan	7	233,126	—
	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	7	156,349	—

Douglas M. Schosser (1)	Northwest Bank Pension Plan	—	—	—

William W. Harvey, Jr.	Northwest Bank Pension Plan	29	1,008,672	—
	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	29	204,291	—

Gregory J. Betchkal (1)	Northwest Bank Pension Plan	1	—	—

Jacques M. DesMarteau (1)	Northwest Bank Pension Plan	1	—	—

Scott J. Watson	Northwest Bank Pension Plan	6	157,507	—

John J. Golding	Northwest Bank Pension Plan	8	220,006	—
	Northwest Savings Bank Non-Qualified Supplemental Retirement Plan	8	23,375	—

(1)	Messrs. Schosser, Betchkal and DesMarteau were not eligible to participate in the Pension Plan due to joining the Company subsequent to the Pension Plan’s soft freeze in 2020.

CEO Pay Ratio. Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K of the Securities Act require that we provide disclosure of the annual total compensation for both our CEO and our median employee along with the ratio of the CEO’s annual total compensation to the median employee’s total compensation (the “Pay Ratio Rule”).

To identify the median of the annual total compensation of all of our employees (other than our CEO), we first identified our total employee population from which we determined our median employee by: (i) obtaining a listing of all employees including active full-time, part-time, seasonal, and temporary employees excluding our CEO, Louis J. Torchio, as of December 31, 2023, and (ii) ranking the employees by all taxable earnings as of December 31, 2023. We determined that, as of December 31, 2023, our employee population consisted of approximately 2,168 individuals. In accordance with SEC rules, the Company is only required to identify the median employee once every three years unless there has been a change in the Company’s employee population or employee compensation arrangements that would be expected result in a significant change in the pay ratio disclosure. We do not believe there were any changes in our employee population that would be expected to result in a significant change in the pay ratio disclosure, and therefore we are using the same employee who was identified in 2023 as the employee having the median compensation of our entire workforce.

To identify our median employee from our adjusted employee population, we compared the amount of total actual earnings, including bonus, of our employees as reflected in our employee records. In making this determination, we utilized the annualized compensation of our full-time employees, including those who were hired in 2023 (but did not work for us for the entire fiscal year) and permanent part-time employees (reflecting what they would have earned if they had worked the entire year at their part-time schedule). We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation.

Total compensation for this median employee was determined in the same manner as the “Total Compensation” shown for our CEO in the Summary Compensation Table. There were no cost-of-living adjustments, full-time equivalent adjustments, or annualization in the calculation of these amounts.

In determining the median employee, we included approximately 326 employees who work less than 1,000 hours per year. Our CEO’s annual total compensation for 2024 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the Summary Compensation Table.

Annual Total Compensation of Median Employee	$54,161
Annual Total Compensation of Mr. Torchio, CEO	3,857,874
Ratio of CEO to Median Employee Compensation	71:1

The rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Pay Versus Performance
In accordance with SEC rules, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain performance for the fiscal years listed below. You should refer to our CD&A for a complete description of how executive compensation relates to the Company’s performance and how the Compensation Committee makes its decisions on executive compensation matters.

	Principal Executive Officer (“PEO”)(1)				Non-PEO NEOs (2)		Value of initial fixed $100 investment based on:		Company metrics
	Summary compensation on table total (3)		Compensation actually paid (4)		Average summary compensation on table total ($)	Average compensation actually paid ($)	Total shareholder return ($)(6)	Peer group total shareholder return ($)(7)	Net income (in thousands) ($)(8)	Return on average assets (ROAA”)(9)
Year	1st PEO ($)	2nd PEO ($)(5)	1st PEO ($)	2nd PEO ($)
2024	—	3,857,874	—	3,626,065	1,190,164	1,287,225	108.85	141.59	100,278	0.70%
2023	—	1,932,963	—	1,897,705	1,094,014	1,029,588	96.63	114.99	134,957	0.95%
2022	802,002	1,190,891	580,603	1,255,743	862,057	933,361	101.06	107.54	133,666	0.94%
2021	1,688,530	—	1,758,462	—	730,276	793,259	96.62	128.28	154,323	1.08%
2020	1,558,296	—	1,498,796	—	730,029	624,237	82.01	90.81	74,854	0.58%

(1)
Mr. Seiffert served as Chairman, President and CEO prior to his death on May 24, 2022. At this time, Mr. Harvey was appointed interim President and CEO. On August 17, 2022, Mr. Torchio was appointed President and CEO. Given these events, the Company has disclosed
Mr. Seiffert’s
total compensation and compensation actually paid for the time he served as CEO in 2022, and the full year for 2021 as “1st PEO” and has disclosed
Mr. Torchio’s
total compensation and compensation actually paid as the “2nd PEO” for 2022 and subsequent years. Mr. Torchio’s compensation prior to his becoming our CEO is included in the non-PEO
NEOs disclosure for 2021. Mr. Harvey’s total compensation and compensation actually paid is included in the non-PEO
NEO disclosures for all years presented.

(2)
Non-PEO
NEOs average calculation includes Messrs. Schosser, Harvey, Betchkal, DesMarteau and Watson for 2024; Messrs. Harvey, Betchkal, Golding and Watson for 2023; Messrs. Harvey, Golding, Reitzes and Watson for 2022; and Messrs. Harvey, Torchio, Golding and Reitzes for 2021.

(3)	The dollar amounts reported in this column are the amounts of total compensation reported for each PEO for each corresponding year in the “Total” column of the Summary Compensation Table.
(4)
The amounts reported in these columns represent the amount of CAP to Mr. Torchio and the other NEOs as a group, as computed in accordance with Item 402(v) of Regulation
S-K.
The amounts do not reflect the actual amount of compensation earned by or paid t
o
Mr. Torchio or to the other NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation
S-K,
the
following
adjustments were made in calculating Mr. Torchio’s total compensation and the average total compensation for the other NEOs as a group for each year to determine the CAP:

	1st PEO					2nd PEO					Non-PEO NEOs
Adjustments from Summary Compensation Table	2024	2023	2022	2021	2020	2024	2023	2022	2021	2020	2024	2023	2022	2021	2020
Deduction for change in actuarial present values reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column in the Summary Compensation Table	$—	—	—	(137,564)	(145,802)	$(95,792)	(107,523)	(13,422)	—	—	$(10,872)	(61,817)	(5,165)	(37,407)	(112,070)

Increase for service cost of pension plans	—	—	—	125,912	123,751	97,784	107,191	34,469	—	—	18,988	35,572	34,476	49,157	50,293

Increase/deduction for prior service cost of pension plans	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table	—	—	(460,279)	(196,620)	(112,358)	(2,195,449)	(511,417)	(151,159)	—	—	(291,128)	(290,466)	(163,187)	(109,081)	(63,358)

Increase based on fair value of awards granted during year that remain unvested as of year-end, determined as of year-end	—	—	—	165,456	142,627	1,904,312	521,964	176,755	—	—	360,131	292,849	187,724	92,029	80,413

Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year that were outstanding and unvested as of year-end	—	—	—	47,665	(76,589)	72,404	(34,149)	13,591	—	—	28,005	(29,268)	13,133	30,379	(58,861)

Increase based on fair value of awards granted during year that vested during year, determined as of vesting date	—	—	273,656	36,252	16,390	—	—	—	—	—	—	—	—	19,836	9,251

Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year that vested during year	—	—	(46,666)	7,331	(23,366)	(20,007)	(19,238)	(6,270)	—	—	(10,380)	(18,337)	(7,086)	4,978	(22,080)

Deduction of fair value of awards granted prior to year that were forfeited during year	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Increase based on dividends or other earnings paid during year prior to vesting date of award	—	—	11,890	21,500	15,847	4,939	7,914	10,888	—	—	2,316	7,041	11,409	13,092	10,620

Total adjustments	$—	—	(221,399)	69,932	(59,500)	$(231,809)	(35,258)	64,852	—	—	$97,060	(64,426)	71,304	62,983	(105,792)

Fair values set forth in the
t
able above are computed in accordance with FASB ASC 718 as of the end of the respective fiscal year, other than fair values of awards that vest in the covered year, which are valued as of the applicable vesting date or fair values of awards that were forfeited in the covered year, which are valued as of the last day of the year immediately preceding the covered year.

(5)	Mr. Torchio was appointed as the CEO on August 20, 2022. The disclosure for 2022 includes salary of $270,769 for his service as the CEO and $258,779 for his service prior to becoming the CEO.
(6)	TSR is cumulative for the measurement periods beginning on December 31, 2019 and ending on December 31, 2024, calculated in accordance with Item 201(e) of Regulation S-K.
(7)	Peer group total shareholder return reflects the value of $100 investment in the Nasdaq Bank Index.
(8)	The dollar amounts reported represent the amount of net income as required to be reflected in the Company’s audited financial statements for the applicable year.
(9)	ROAA (GAAP) is defined as net income divided by average assets.

Performance Measures
The SEC’s rules require that the pay versus performance disclosure include an unranked list of three to seven performance measures that the Company considers to be its most important measures used to align compensation actually paid to the NEOs to a company’s performance. In our assessment, the most important financial performance measures used to link CAP, as calculated in accordance with the SEC rules, to our NEOs in 2024 to our performance were:

•	ROAA;
•	ROAE; and
•	Efficiency ratio.
Relationship Between Financial Measures and Compensation Actually Paid
The following illustrations provide a graphical description of CAP, as calculated in accordance with SEC rules, versus the following measures:

•	the Company’s cumulative TSR and the Company’s peer group TSR;
•	the Company’s net income; and
•	the Company selected measure, which is R OAA.
CAP versus Cumulative TSR and Peer Group Cumulative TSR

CAP versus Company Net Income

CAP versus C
o
mpany ROAA

Defined Benefit Plan

Northwest Bank maintains the Northwest Bank Pension Plan (the “Pension Plan”), covering substantially all employees who started prior to August 1, 2020 and who satisfy the eligibility requirements of age 21 and the completion of one year of service. The Pension Plan is noncontributory and funded entirely by the employer. Northwest Bank annually contributes an amount necessary to at least satisfy the actuarially determined minimum funding requirements under Section 430 of the Internal Revenue Code and the corresponding requirements under the Employee Retirement and Income Security Act of 1974, as amended (“ERISA”). For the plan year ended December 31, 2024, there was no required contribution and therefore, the Bank elected to not contribute as management determined that the Pension Plan was in a well-funded position.

The benefits under the Pension Plan are payable after the participant has attained both normal retirement date (which is age 65) and completed five years of service. Benefits are computed using the plan formula, eligible base pay and years of credited service. Upon retirement, benefits are payable as a lifetime annuity and the participant has the option to select from several choices of actuarially equivalent benefits. Early retirement is available as early as age 55 with the completion of five years of service or any time after the completion of 25 years of service but the benefit is reduced on an actuarial basis to account for early payment.

The Pension Plan formula for employees hired prior to January 1, 2008, and applicable to their service up through March 31, 2013, was 1.6% of five-year average monthly base pay plus 0.6% of average monthly base pay in excess of covered compensation (35 year average of the maximum taxable wage bases) multiplied by credited service up to a maximum of 25 years. The formula also provided an additional benefit equal to 0.6% of five-year average monthly base pay multiplied by credited service between 25 years and 35 years. The benefits computed under this formula were frozen effective March 31, 2013 and a new formula was adopted. Mr. Harvey was employed prior to March 31, 2013 and earned a portion of his pension benefit under this formula.

For service commencing January 1, 2013, which includes NEOs, benefits for all participants under the Pension Plan will be equal to 1% of eligible base pay for each calendar year that a participant completes at least 1,000 hours of service.

Effective August 1, 2020, the Pension Plan was amended to preclude new participants. Those employees in an eligible position that were hired, rehired, or acquired on or before July 31, 2020, will continue to vest and accrue additional benefits for each year they are credited with 1,000 hours or more of service. Employees, including NEOs, that are hired, rehired, acquired, or transfer to an eligible job classification on or after August 1, 2020, are not eligible to participate in the Pension Plan.

The accrued annual pension benefit as of December 31, 2024, for Messrs. Torchio, Harvey and Watson were $20,638, $111,322 and $18,350, respectively. As of December 31, 2024, Messrs. Torchio and Watson qualified for early retirement under the Retirement Plan. If Messrs. Torchio and Watson had retired on December 31, 2024 and began receiving benefit payments immediately upon retirement, their annual pension benefit would have been $17,489 and $11,220, respectively. As of December 31, 2024, Mr. Harvey is no longer an employee and is eligible to make an election regarding the form of distribution of accrued benefit in accordance with the plan terms. Messrs. Schosser, Betchkal and DesMarteau were not eligible to participate in the Pension Plan due to joining the Company subsequent to the Pension Plan’s soft freeze in 2020.

Supplemental Executive Retirement Plan

Northwest Bank has adopted the non-qualified supplemental executive retirement plan (the “SERP”) for certain participants in the Pension Plan whose benefits are limited by Section 415(b) of the Internal Revenue Code (which limits the amount of annual benefits that may be accrued to fund future benefit payments) or Section 401(a)(17) of the Internal Revenue Code (which places a limitation on compensation taken into account for tax-qualified plan purposes; for 2024, that limit was $345,000). The SERP provides the designated executives with retirement benefits generally equal to the difference between the benefit that would be available under the Pension Plan but for the limitations imposed by Internal Revenue Code Sections 401(a)(17) and 415(b) and that which is actually earned under the Pension Plan as a result of the limitations.

Participants must elect the method of payment. Options for payment include a lump sum, three substantially equal annual installments, or five substantially equal annual installments, starting within 30 days of the earliest of the following events: the participant’s death, disability, retirement or a change in control, provided, however, that if the participant is a specified employee under Section 409A of the Internal Revenue Code (“Section 409A”), distribution following retirement must be delayed for six months. The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of Northwest Bank. The benefits paid under the SERP supplement the benefits paid by the Pension Plan.

The accrued annual SERP benefit as of December 31, 2024, for Messrs. Torchio and Harvey were $13,841 and $22,547, respectively. Messrs. Schosser, Betchkal, DesMarteau and Watson were not eligible to participate in the SERP due to joining the Company subsequent to the SERP’s soft freeze in 2020.

Employment Agreements/Change in Control Agreements

The Company and Northwest Bank are parties to employment agreements with each of Messrs. Torchio and Schosser. These employment agreements were amended and restated effective November 20, 2024. Under these employment agreements, the initial term of employment ends on November 1, 2029 for Mr. Torchio and November 1, 2027 for Mr. Schosser. On each anniversary date, the term of employment will be automatically extended an additional year. Under the employment agreements, the 2024 base salaries of Messrs. Torchio and Schosser of $874,470 and $600,000, respectively, are reviewed annually and may be increased but not decreased. The employment agreements provide for an annual bonus to be paid to each of the executives, with the target of such bonus to be set at 70% of the then current base salary for Mr. Torchio and 55% of the then current base salary for Mr. Schosser. In addition, each employment agreement provides for the executive to receive a long-term equity incentive grant, with the target value of such equity grant to be set at 90% of Mr. Torchio’s base salary and 65% of Mr. Schosser’s base salary. Such equity grant will be made under and subject to the 2022 Equity Incentive Plan (or any replacement or successor omnibus equity incentive plan sponsored by the Company) and shall include terms (including, without limitation, terms relating to vesting and forfeiture upon termination) which shall be determined by the Compensation Committee in its sole discretion.

In the event the Company or Northwest Bank terminates their employment for reasons other than for “just cause” (as defined in the employment agreements), or if they resign due to “good reason” (as defined in the employment agreements, and which includes the Company’s provision of a non-renewal of the term of employment), with or without a “change in control” (as defined in the employment agreements), within 30 days after the executive’s termination of employment, the Company or Northwest Bank (or any successor) will pay the executive a cash lump sum equal to, subject to the execution and non-revocation of a release of claims against the Company:

•	the sum of three times the highest rate of base salary and three times the highest rate of cash bonus paid during the prior three years; and
•	continuation of medical and dental coverage for 36 months from the date of termination, unless the executive obtains similar benefits from a new employer.

To the extent necessary, in order to avoid penalties under Section 409A, such severance benefits shall be paid in a lump sum on the first day of the seventh month following the date of termination. During the employment term and thereafter, the executive shall be covered under a standard directors’ and officers’ liability insurance policy and indemnified against all expenses and liabilities reasonably incurred in connection with or arising out of any action in which the executive may have been involved by reason of having been a director or officer of the Company or Northwest Bank.

The employment agreements provide that, during the executive’s employment and for the period of 12 months following a termination of employment for any reason, Messrs. Torchio and Schosser shall not provide services to (whether as an employee, director, consultant, adviser or otherwise) or engage in or assist others to engage in, or own, manage, operate or control, any entity that conducts depository, lending or similar business activities in states in which the Bank, the Company or any of their respective subsidiaries is licensed (or in the future obtains a license) to conduct banking activities (which states currently include Indiana, New York, Ohio and Pennsylvania); provided that, Mr. Schosser would be permitted to provide services or be engaged by any banking institution that has either less than $9 billion or greater than $40 billion in total assets.

In addition, on September 20, 2023, as a result of Mr. Harvey’s retirement announcement, the Company and Northwest Bank entered into a Retirement Agreement pursuant to which Mr. Harvey transitioned from his role as Chief Financial Officer concurrently with the appointment of Mr. Schosser as our Chief Financial Officer on March 18, 2024. Under the Retirement Agreement, Mr. Harvey retired as Chief Operating Officer and as a director from the Company and Northwest Bank on December 31, 2024. On September 20, 2023, the Company and Northwest Bank also entered into an Independent Contractor Consulting Agreement with Mr. Harvey (“Consulting Agreement”), pursuant to which Mr. Harvey will remain with the Company and Northwest Bank as a consultant during 2025. His continued employment and consulting periods are designed to assist with a seamless transition.

Under the Retirement Agreement, all of Mr. Harvey’s unvested equity grants under the Company’s equity incentive plans will vest at the end of the performance period pursuant to the terms of his existing equity award agreements. Under the Consulting Agreement, Mr. Harvey will serve as a consultant to the Company and the Bank for up to 20 hours per month during 2025 at an aggregate consulting fee of $1,081,500. Under the Consulting Agreement, Mr. Harvey will be considered an independent contractor and not a Company or Bank employee.

The Company and Northwest Bank are parties to a one-year change in control agreement with each of Messrs. Betchkal, DesMarteau and Watson. On each anniversary date the change in control agreement is automatically renewed for an additional year unless either we or the executive provides notice of non-renewal at least 30 days, and not more than 60 days, prior to the next anniversary renewal date, and if it is not renewed, it expires on the anniversary date. Under each executive’s change in control agreement, in the event that an executive’s employment is terminated by us without just cause or by the executive for “good reason”

(as defined in the change in control agreement), in either case, within 24 months after the change in control, then within 30 days after the executive’s termination of employment, in each case, subject to the execution and non-revocation of a release of claims, the Company will pay the executive a cash lump sum equal to (i) in the case of Mr. Watson, the sum of three times his highest rate of base salary paid during the prior three years and three times the highest cash bonus paid during the prior three years and (ii) in the case of Messrs. Betchkal and DesMarteau, the sum of two times the executive’s highest rate of base salary paid during the prior two years and two times his highest rate of cash bonus paid to him during the prior two years. We would also continue the executive’s medical and dental coverage for 36 months for Mr. Watson, or 24 months for Messrs. Betchkal and DesMarteau, from the date of termination, unless the executive obtains similar benefits from a new employer. To the extent necessary in order to avoid penalties under Section 409A, the base salary and bonus amount shall be paid in a lump sum on the first day of the seventh month following the date of termination.

The following provisions apply to all of the employment agreements and change in control agreements. If the executive’s employment is terminated by us for “just cause” or by the executive without “good reason,” no further compensation or benefits shall be paid under the agreements and all unvested stock options and unvested restricted stock awarded to the executive, as well as all unexercised stock options, shall be immediately forfeited, except that in the case of an executive’s resignation of employment for any reason other than due to Disability, death, Retirement, or Termination for Cause, Stock Options shall be exercisable only as to those shares that were immediately exercisable by the Executive at the date of termination, and Stock Options may be exercised only for a period of one (1) year following termination and any Restricted Stock Award and Restricted Stock Unit that has not vested as of the date of Termination of Service shall expire and be forfeited. If the executive becomes disabled (within the meaning of Section 409A), Northwest Bank may terminate the executive’s employment but will pay the executive their then-current base salary for the longer of the remaining term of the agreement or one year, reduced by the amount of any disability insurance, workers’ compensation or social security benefits paid to the executive and, under the employment agreements only, Northwest Bank will continue to provide medical and dental benefits for the executive and the executive’s eligible dependents for three years after the executive’s death, at generally the same level as Northwest Bank was providing such benefits at the time of the executive’s death. If the executive dies during the term of the agreement, Northwest Bank will continue to pay their then-current base salary for one year and will provide medical and dental benefits for the executive’s eligible dependents for three years after the executive’s death, at generally the same level as Northwest Bank was providing such benefits at the time of the executive’s death.

The Company and Northwest Bank are also party to an employment agreement with Mr. Golding, dated as of April 7, 2020 and amended November 1, 2021. In connection with Mr. Golding’s termination of employment on June 17, 2024, Mr. Golding entered into a Confidential Separation Agreement and General Release pursuant to which Mr. Golding received the severance payments and benefits to which he was entitled in connection with an involuntary termination by us without cause. The severance amounts payable to Mr. Golding upon his termination are comprised of (i) (A) lump sum cash payment in the amount of three times the highest rate of base salary paid to Mr. Golding during the prior three years plus (B) three times the highest rate of cash bonus paid to Mr. Golding during the prior three years (being the aggregate lump sum amount of $1,618,482.75; and (ii) continuation of medical and dental coverage for 36 months from the date of termination, unless Mr. Golding obtains similar benefits from a new employer (a benefit valued at approximately $25,673. The foregoing payments were conditioned on Mr. Golding’s execution and non-revocation of a release of claims upon his termination of employment and continued compliance with his restrictive covenants, including (i) perpetual confidentiality and non-disclosure obligations and (ii) non-solicitation of employees and customers and clients for 12 months post-termination.

Potential Payments to Named Executive Officers

The following tables show potential payments that would be made to the NEOs upon specified events, assuming such events occurred on December 31, 2024, pursuant to each individual’s employment agreement or change in control agreement, and pursuant to stock benefits that have been granted under our equity incentive plans. In addition to the payments and benefits listed in the following tables, certain of the NEOs may be eligible to receive benefits under our pension plan, supplemental executive retirement plan or post-retirement life insurance benefits, however, these benefits would be provided regardless of the reason for any NEOs termination of employment. See “Defined Benefit Plan” and “Supplemental Executive Retirement Plan”.

Louis J. Torchio
Type of benefit	Involuntary termination without just cause or termination for good reason (1)		Voluntary termination (2)	Death (3)	Disability (4)	Retirement (5)

Severance Pay	$2,623,410		—	874,470	87,447	—

Bonus Payment (6)	2,019,900		—	673,300	673,300	—

Stock Option Vesting Acceleration (7)	15,068		—	15,068	15,068	—

RSA Acceleration (7)	56,915		—	59,915	56,915	—

RSU Acceleration (7)	2,607,056		—	2,607,056	2,607,056	—

PSU Acceleration (7)	898,002		—	384,860	384,860	—

Health Care and Other Benefits Continuation	66,421	(8)	—	25,673	66,421	—

Douglas M. Schosser
Type of benefit	Involuntary termination without just cause or termination for good reason (1)		Voluntary termination (2)	Death (3)	Disability (4)	Retirement (5)

Severance Pay	$1,800,000		—	600,000	60,000	—

Bonus Payment (6)	1,089,000		—	363,000	363,000	—

Stock Option Vesting Acceleration (7)	—		—	—	—	—

RSA Acceleration (7)	—		—	—	—	—

RSU Acceleration (7)	518,987		—	518,987	518,987	—

PSU Acceleration (7)	635,613		—	158,903	158,903	—

Health Care and Other Benefits Continuation	76,457	(8)	—	60,102	76,457	—

William W. Harvey, Jr.
Type of benefit	Involuntary termination without just cause or termination for good reason (1)		Voluntary termination (2)	Death (3)	Disability (4)	Retirement (5)

Severance Pay	$2,163,000		—	721,000	72,100	—

Bonus Payment (6)	1,245,000		36,500	415,000	415,000	36,500

Stock Option Vesting Acceleration (7)	15,068		—	15,068	15,068	—

RSA Acceleration (7)	88,241		—	88,241	88,241	—

RSU Acceleration (7)	204,801		—	204,801	204,801	—

PSU Acceleration (7)	335,329		—	228,642	228,642	—

Health Care and Other Benefits Continuation	76,457	(8)	—	60,102	—	—

(1)	The employment agreements provide for a lump-sum severance payment of three times the highest rate of base salary and three times the highest rate of cash bonus during the prior three years.
(2)

No amounts incorporated in this section for anyone other than Mr. Harvey as he was the only Executive to receive a Holiday Bonus in 2024, and qualify for this potential payment. No other payments are provided upon Voluntary termination.

(3)

The employment agreements provide for a lump sum death benefit equal to one year of base salary. The employment agreements also provide for the continuation of medical and dental benefits to the executive’s eligible dependents for a period of three years after the executive’s death under the same terms immediately prior to termination.

(4)

Messrs. Schosser and Torchio receive base salary for one year following the termination of their employment due to disability and Mr. Harvey would receive base salary for the longer of (i) the remaining term of the employment agreements, or (ii) one year following the termination of their employment due to disability, provided that such base salary amount will be reduced by amounts paid to the NEO under any short-term or long-term disability insurance plan maintained by the Company. Each NEO also receives medical and dental benefits previously provided for a period of up to 36 months under the same terms immediately prior to a termination due to disability.

(5)

See retirement definitions detailed in footnotes 6 & 7. None of the NEOs meet the retirement definitions per each plan and therefore no amounts have been included for them other than for Mr. Harvey for his Holiday Bonus payment.

(6)

The Management Bonus Plan will be paid to employees that are active at the time of payment or those that have retired after December 31st of the prior year and are age 65 with a minimum of 5 years of Northwest service or Age 55 with a minimum of 25 years of Northwest service, as defined by the Plan.

(7)

The 2022 Equity Incentive Plan and 2018 Equity Incentive Plan defines retirement as Age 65 with a minimum of 5 years Northwest service. There are no NEOs that meet the definition at this time, therefore there would be no vesting at retirement or voluntary termination. Equity award agreements for all participants, including NEOs, provide for the acceleration of unvested equity awards in the event of disability, death, and in certain corporate transactions, including a Change in Control as defined under the 2022 Equity Incentive Plan and the 2018 Equity Incentive Plan. The 2022 Equity Incentive Plan and the 2018 Equity Incentive Plan and related forms of equity award agreements have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(8)

The employment agreements provide for medical and dental coverage for 36 months from the date of termination at substantially identical terms to the coverage maintained by the employer for the executive and their eligible dependents prior to termination unless the executive obtains similar benefits from another employer.

Gregory J. Betchkal
Type of benefit	Involuntary termination without just cause or termination for good reason following a change in control (1)		Voluntary termination (2)	Death (3)	Disability (4)	Retirement (5)

Severance Pay	$ 1,179,721		—	589,860	58,986	—

Bonus Payment (6)	648,800		—	324,400	324,400	—

Stock Option Vesting Acceleration (7)	—		—	—	—	—

RSA Acceleration (7)	—		—	—	—	—

RSU Acceleration (7)	508,277		—	508,277	508,277	—

PSU Acceleration (7)	372,261		—	150,363	150,363	—

Health Care and Other Benefits Continuation	50,971	(8)	—	60,102	—	—

Jacques M. DesMarteau
Type of benefit	Involuntary termination without just cause or termination for good reason following a change in control (1)		Voluntary termination (2)	Death (3)	Disability (4)	Retirement (5)

Severance Pay	$ 954,810		—	477,405	47,741	—

Bonus Payment (6)	577,600		—	288,800	288,800	—

Stock Option Vesting Acceleration (7)	—		—	—	—	—

RSA Acceleration (7)	—		—	—	—	—

RSU Acceleration (7)	354,600		—	354,600	354,600	—

PSU Acceleration (7)	162,171		—	40,543	40,543	—

Health Care and Other Benefits Continuation	29,532	(8)	—	38,208	—	—

Scott J. Watson
Type of benefit	Involuntary termination without just cause or termination for good reason following a change in control (1)		Voluntary termination (2)	Death (3)	Disability (4)	Retirement (5)

Severance Pay	$ 1,217,383		—	405,794	40,579	—

Bonus Payment (6)	486,900		—	162,300	162,300	—

Stock Option Vesting Acceleration (7)	12,159		—	12,159	12,159	—

RSA Acceleration (7)	42,551		—	42,551	42,551	—

RSU Acceleration (7)	147,121		—	147,121	147,121	—

PSU Acceleration (7)	215,670		—	117,977	117,977	—

Health Care and Other Benefits Continuation	25,673	(8)	—	—	—	—

(1)

The change in control agreements for Messrs. Betchkal and DesMarteau provide for the lump-sum payment of two times the highest rate of base salary and two times the highest rate of cash bonus during the prior three years in the event the executive’s employment is terminated by us without “just cause” or by the executive for “good reason” within 24 months following a change in control. The change in control agreements for Mr. Watson provides for the lump-sum payment of three times the highest rate of base salary and three times the highest rate of cash bonus during the prior three years in the event the executive’s employment is terminated by us without “just cause” or by the executive for “good reason” within 24 months following a change in control.

(2)	No payments are provided upon Voluntary termination.
(3)

The change in control agreements provide for a lump sum death benefit equal to one year of base salary. The change in control agreements also provide for the continuation of medical and dental benefits to the executive’s eligible dependents for a period of three years after the executive’s death under the same terms immediately prior to termination.

(4)

All NEOs receive their base salary for the longer of (i) the remaining term of the change in control agreements, or (ii) one year following the termination of their employment due to disability, provided that such base salary amount shall be reduced by any amounts paid to the NEO under any short-term or long-term disability insurance plans we maintain. Each NEO also receives medical and dental benefits previously provided for a period of up to 36 months under the same terms immediately prior to termination due to disability.

(5)	See retirement definitions detailed in footnotes 6 & 7. None of the NEOs meet the retirement definitions per each plan and therefore no amounts have been included for them.
(6)

The Management Bonus Plan will be paid to employees that are active at the time of payment or those that have retired after December 31st of the prior year and are age 65 with a minimum of 5 years of Northwest service or Age 55 with a minimum of 25 years of Northwest service, as defined by the Plan.

(7)

The 2022 Equity Incentive Plan and 2018 Equity Incentive Plan defines retirement as Age 65 with a minimum of 5 years Northwest service. There are no NEOs that meet the definition at this time, therefore there would be no vesting at retirement or voluntary termination. Equity award agreements for all participants, including NEOs, provide for the acceleration of unvested equity awards in the event of disability, death, and in certain corporate transactions including a Change in Control as defined under the 2022 Equity Incentive Plan and 2018 Equity Incentive Plan. The 2022 Equity Incentive Plan and 2018 Equity Incentive Plan and related forms of equity award agreements have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

(8)

The change in control agreements provide for 24 months of medical and dental coverage for Messrs. Betchkal and DesMarteau and 36 months for Mr. Watson from the date of termination at substantially identical terms to the coverage maintained by the employer for the executive and their eligible dependents prior to termination unless the executive obtains similar benefits from another employer.

Director Compensation

The following table sets forth certain information as to the total remuneration to our directors for the year ended December 31, 2024. Compensation for Messrs. Torchio and Harvey is described in the Summary Compensation Table, and they did not receive additional compensation for their service as a director.

Director compensation table
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)		Change in pension value and nonqualified deferred compensation earnings ($)(2)	All other compensation ($)(3)	Total ($)

Robert M. Campana	79,500	47,004	(4)	8,542	7,036	142,082

Deborah J. Chadsey	82,500	47,004	(5)	22,309	7,149	158,962

Wilbur R. Davis	78,500	47,004	(6)	163,223	4,943	293,670

Timothy B. Fannin	126,000	47,004	(7)	15,465	7,426	195,895

Timothy M. Hunter	102,500	47,004	(8)	25,297	7,118	181,919

John P. Meegan	88,500	47,004	(9)	21,125	7,149	163,778

Mark A. Paup	73,500	47,004	(10)	17,145	6,596	144,245

David M. Tullio	78,500	47,004	(11)	7,600	4,360	137,464

Pablo A. Vegas	73,500	47,004	(12)	2,164	3,352	126,020

Amber L. Williams	76,000	47,004	(13)	—	342	123,346

(1)

Reflects the aggregate grant date fair value of restricted shares of 4,156 shares granted to each director on March 20, 2024 with a grant date market value of $11.31 per share, calculated in accordance with FASB ASC Topic 718. This award vests fully one-year from the date of grant. The assumptions used in the valuation of these awards are included in Notes 1(q) and 15(c) to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024 as filed with the SEC.

(2)

Reflects change in pension value and nonqualified deferred compensation for each director as follows: Mr. Campana, $5,397 and $3,145; Ms. Chadsey, $6,466 and $15,843; Mr. Davis, $8,858 and $154,365; Mr. Fannin, $15,465 and $0; Mr. Hunter, $4,555 and $20,742; Mr. Meegan, $3,954 and $17,171; Mr. Paup, $2,233 and $14,912; Mr. Tullio, $3,364 and $4,236; Mr. Vegas, $2,164 and $0; Ms. Williams, $0 and $0.

(3)

Reflects dividends on unvested restricted shares and taxable value of excess life insurance for each director as follows: Mr. Campana, $5,822 and $1,214; Ms. Chadsey, $5,930 and $1,219; Mr. Davis, $3,586 and $1,357; Mr. Fannin $5,930 and $1,496; Mr. Hunter $5,930 and $1,188; Mr. Meegan, $5,930 and $1,219; Mr. Paup, $5,822 and $774; Mr. Tullio, $3,586 and $774; Mr. Vegas, $2,938 and $414; Ms. Williams, $0 and $342.

(4)	At December 31, 2024, Mr. Campana had 36,556 vested stock options, 6,644 unvested stock options and 6,647 unvested shares of restricted stock.
(5)	At December 31, 2024, Ms. Chadsey had 43,756 vested stock options, 6,644 unvested stock options and 6,647 unvested shares of restricted stock.
(6)	At December 31, 2024, Mr. Davis had 5,760 vested stock options, 1,440 unvested stock options and 4,696 unvested shares of restricted stock.
(7)	At December 31, 2024, Mr. Fannin had 32,956 vested stock options, 6,644 unvested stock options and 6,647 unvested shares of restricted stock.
(8)	At December 31, 2024, Mr. Hunter had 43,756 vested stock options, 6,644 unvested stock options and 6,647 unvested shares of restricted stock.
(9)	At December 31, 2024, Mr. Meegan had 36,556 vested stock options, 6,644 unvested stock options and 6,647 unvested shares of restricted stock.
(10)	At December 31, 2024, Mr. Paup had 36,556 vested stock options, 6,644 unvested stock options and 6,647 unvested shares of restricted stock.
(11)	At December 31, 2024, Mr. Tullio had 5,760 vested stock options, 1,440 unvested stock options and 4,696 unvested shares of restricted stock.
(12)	At December 31, 2024, Mr. Vegas had 0 vested stock options, 0 unvested stock options and 4,156 unvested shares of restricted stock.
(13)	At December 31, 2024, Ms. Williams had 0 vested stock options, 0 unvested stock options and 4,156 unvested shares of restricted stock.

Amounts included in the “Stock Awards” column for the year ended December 31, 2024 represent the value of current year grants under our 2022 Equity Incentive Plan pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant-date fair value of grants in the year in which such grants are made. The amount included in the “Change in pension value and nonqualified deferred compensation earnings” column reflects the change in the estimated present value of future benefits under our retirement plans for directors as well as the amount of interest paid on deferred compensation over the applicable federal rate.

The full Board determines director compensation. In determining director compensation, we utilize market information that is provided by our Chief People Officer, which is supported by survey data from various sources, as well as through consultation with Pearl Meyer, an independent executive compensation consulting firm.

The following table sets forth cash compensation received by each director of the Company and Northwest Bank for the year ended December 31, 2024.

	Board service			Board Committee service
Director	Board retainer	Independent Chairman and Vice Chairman		Audit Committee member		Compensation Committee member		Innovation and Technology Committee member		Nominating and Corporate Governance Committee member		Risk Management Committee member		Trust Committee member		Total Compensation
Robert M. Campana	$57,500	—		—		6,000		10,000	(3)	—		6,000		—		$79,500
Deborah J. Chadsey	57,500	—		7,500		—		—		5,000		12,500	(3)	—		82,500
Wilbur R. Davis	57,500	—		—		6,000		5,000		10,000	(3)	—		—		78,500
Timothy B. Fannin	57,500	51,000	(1)	7,500		—		—		5,000		—		5,000		126,000
Timothy M. Hunter	57,500	15,000	(2)	7,500		12,500	(3)	—		5,000		—		5,000		102,500
John P. Meegan	57,500	—		15,000	(3)	—		—		5,000		6,000		5,000		88,500
Mark A. Paup	57,500	—		—		—		5,000		—		6,000		5,000		73,500
David M. Tullio	57,500	—		—		6,000		5,000		—		—		10,000	(3)	78,500
Pablo A. Vegas	57,500	—		—		6,000		5,000		5,000		—		—		73,500
Amber L. Williams	57,500	—		7,500		—		—		5,000		6,000		—		76,000

(1)	Denotes Chairman of the Board.
(2)	Denotes Vice Chairman of the Board.
(3)	Denotes Committee Chairperson.

Northwest Bancshares, Inc. Board and Board Committee meetings held for the year ended December 31, 2024
Northwest Bancshares, Inc. Board	Northwest Bancshares, Inc. Special Board	Audit Committee	Compensation Committee	Innovation and Technology Committee	Nominating and Corporate Governance Committee	Risk Management Committee	Trust Committee
6	2	4	5	4	2	5	4

Deferred Compensation Plan for Directors. We sponsor a non-qualified deferred compensation plan for directors (“Deferred Compensation Plan”) that enables a director to elect to defer all or a portion of their directors’ fees. The amounts deferred are credited with interest at the taxable equivalent rate received by Northwest Bank on its bank owned life insurance policies that insure the directors’ lives. Deferred amounts are payable upon retirement of a director on or after attaining age 59-1/2 but no later than age 72, in the form of a lump sum or installments over a three-, five- or ten-year period. In addition, the director may elect to receive payments upon reaching a predetermined age. Payments to a director, or to their designated beneficiary, may also be made from the Deferred Compensation Plan upon the director’s death, total and permanent disability, or termination of service from the Board. Participants in the Deferred Compensation Plan would not recognize taxable income with respect to the Deferred Compensation Plan benefits until the assets are actually distributed. Active directors are provided between $110,500 and $200,000 of term life coverage through our group life insurance policy. Coverage is subject to standard age reductions starting at age 65.

Retirement Plan for Directors. We maintain a retirement plan for outside directors (the “Directors Plan”). Directors who have served on the Board for five years or more, were appointed as a director prior to September 30, 2022 and are not Northwest Bank employees are eligible to receive benefits under the Directors Plan. Upon a director’s retirement from the Board on or after five years of service and the attainment of age 60, the director is entitled to receive a retirement benefit equal to 60% of the annual retainer paid immediately prior to retirement plus 60% of the Board meeting fees paid for the director’s attendance at Board meetings at the annual rate which was in effect immediately prior to their retirement. If a director retires after five years or more of service but before attaining age 60, the director is entitled to one-half of the benefits otherwise available to them. Retirement benefits commence on the first day of the calendar quarter following the director’s attainment of age 65, or if retirement occurs later, on the first day of the calendar quarter following retirement. Such retirement benefits are paid for a period equal to the lesser of the number of a director’s completed full years of service, their life, or ten years. In the event the director dies before normal retirement age or after normal retirement age but before all retirement benefits to which they are entitled have been received, the director’s beneficiary or estate shall be paid a lump sum equal to the present value of the benefits that would have been paid had the director lived until all accrued retirement benefits had been paid. The Directors Plan for outside directors was amended to freeze all benefits earned through December 31, 2012 based on the plan formula using years of service and a director’s compensation as of December 31, 2012. The amendments also provide that, for service commencing January 1, 2013, additional benefits will be earned equal to 1.25% of career average fees paid in cash for each year in the future. During the year ended December 31, 2024, we recognized expense of $114,611 for the Directors Plan.

Effective September 30, 2022, the Directors Plan was amended to preclude new participants. Those directors who were serving as a director on or before September 30, 2022, to continue to vest and accrue additional benefits under the Directors Plan. Any director who becomes a director after September 30, 2022, will not be eligible to participate in the plan.

Directors Equity Awards. Options granted to directors under our 2018 Equity Incentive Plan vest over either a five- or seven-year period, depending on year of grant. All nonstatutory options granted under the plan expire upon the earlier of ten years from the date of grant or, up to one year following the date the optionee ceases to be a director. However, in the event of termination of service due to death, disability, normal retirement or a change of control of the Company, nonstatutory options may be exercised for up to ten years from the date of grant. No options were granted under the 2022 Equity Incentive Plan.

Restricted shares granted to directors under our 2022 Equity Incentive Plan fully vest one year after the day of grant and restricted shares granted under our 2018 Equity Incentive Plan vest over either a five- or seven-year period, depending on year of grant, with the first vesting on the day of grant. However, all awards will vest at the earlier of age 72 plus five years of service or upon a change in control, death or disability. All unvested awards will expire upon voluntary or involuntary termination before age 72. Dividends on the restricted shares granted under the 2022 Equity Incentive Plan are declared but not paid until thirty days after the vesting date but participants can vote the unvested restricted shares. Dividends on restricted shares under the 2018 Equity Incentive Plan are paid on the unvested restricted stock and participants can vote the unvested restricted stock pursuant to the plans.

Transactions With Certain Related Persons

Federal law requires that all loans or extensions of credit to executive officers and directors and any of their related interests must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features to Northwest Bank. Federal regulations adopted under this law permit executive officers and directors and any of their related interests to receive the same terms that are widely available to other employees as long as the executive officer or director or any of their related interests is not given preferential treatment compared to the other participating employees. Northwest Bank offers its employees interest rate discounts of generally up to 50 basis points off the market rates on loans made by Northwest Bank to such persons for personal use. In accordance with our Regulation O policy and as required by federal regulations, extensions of credit to any executive officer or director or any of their related interest must be approved in advance by a majority vote of the Board of Directors if the aggregate of all extensions of credit to that executive officer or director or any of their related interests exceeds $500,000 or 5% of Northwest Bank’s unimpaired capital and surplus, whichever is less. Also, all extensions of credit made to executive officers, directors and any of their related interests are promptly reported to the Board of Directors or a committee thereof. Except for the interest rate discount described above, loans to our current directors, executive officers, nominees for election as directors, security holders known by us to own more than 5% of the outstanding shares of common stock, or immediate family members of such persons, are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.

The following table sets forth loans made by Northwest Bank to its executive officers, directors and immediate family members of such persons where the largest amount of all indebtedness outstanding during the year ended December 31, 2024 and all amounts of interest payable during the year ended December 31, 2024 exceeded $120,000, and where the borrowers received interest rate discounts, as described above. These loans have otherwise been made in the ordinary course of business, on substantially the same terms, including collateral, as those prevailing at the time for comparable loans with persons not related to Northwest Bank, and do not involve more than normal risk of collectability or present other unfavorable features.

Name	Position	Nature of transaction	Largest aggregate balance over year ended 12/31/2024 ($)	Interest rate (%)	Principal balance 12/31/2024 ($)	Principal paid 1/01/2024 to 12/31/2024 ($)	Interest paid 1/01/2024 to 12/31/2024 ($)
Robert M. Campana	Director	Home equity line of credit	851,601	7.240	629,570	852,946	52,409
Robert M. Campana	Director	Mortgage loan	159,928	1.750	127,917	32,011	2,543
Robert M. Campana	Director	Mortgage loan to family member	338,967	3.750	329,990	8,977	12,558
Mark A. Paup	Director	Home equity line of credit	160,000	7.250	56,338	103,662	2,460

The spouse of Director Mark Paup, Toni Paup, was a non-executive employee of Northwest Bank. Mrs. Paup’s employment with Northwest Bank terminated on September 20, 2024. For the year ended December 31, 2024, Mrs. Paup was paid $142,139 in total compensation (which constitutes compensation for services for the portion of the year through the date of her termination of employment). In addition, Mr. Paup’s sister, Barbara Sicher, is a non-executive employee of Northwest Bank. For the year ended December 31, 2024, Mrs. Sicher was paid $224,678 in total compensation. Total compensation for these individuals was determined in the same manner as for the NEOs disclosed in the Summary Compensation table, which includes cash compensation, stock incentive awards and the change in pension value.

In addition, in accordance with our Regulation W Policy, any transactions between Northwest Bank and any executive officer or director are reviewed to ensure they are both competitive and at terms that are at least as preferable for Northwest Bank as could be received in an arms-length transaction. Any such transactions are then reported to the Board of Directors, or committee thereof.

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm for the year ended December 31, 2024 was KPMG LLP. Our Audit Committee has approved the engagement of KPMG LLP to be our independent registered public accounting firm for the year ending December 31, 2025, subject to ratification of the engagement by our shareholders. At the Annual Meeting, shareholders will vote on the proposal to ratify the engagement of KPMG LLP for the year ending December 31, 2025. A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Although ratification is not required by applicable laws, our Bylaws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification because we value your views on our independent registered public accounting firm. The Audit Committee intends to carefully consider the results of the vote. If the shareholders do not ratify the appointment of KPMG LLP, the committee will reconsider KPMG LLP’s selection. Even if the selection of the independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change is in the best interest of the Company and its shareholders.

Set forth below is certain information concerning aggregate fees billed for professional services rendered by KPMG LLP during the years ended December 31, 2024 and 2023.

The aggregate fees included in the Audit Fees category were fees agreed to be billed for the fiscal years for the audit of our annual financial statements and the review of our quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the stated periods.

	December 31, 2024	December 31, 2023
Audit Fees	$1,430,725	1,207,800
Audit-Related Fees	49,500	45,000
Tax Fees	—	—
All Other Fees	1,725	3,450

Audit Fees. Audit fees for each of the years ended December 31, 2024 and 2023 were for professional services rendered for the audits of our consolidated financial statements and internal controls over financial reporting, review of the financial statements included in our quarterly reports on Form 10-Q and the internal controls attestation required under Federal Deposit Insurance Corporation regulations.

Audit-Related Fees. Audit-related fees for the years ended December 31, 2024 and 2023 were for procedures performed with respect to U.S. Department of Housing and Urban Development programs and consent letters. Such fees are reasonably related to the performance of the audit of and review of the financial statements and are not already reported in “Audit Fees” above.

Tax Fees. KPMG did not provide any tax related services for each of the last two fiscal years.

All Other Fees. Other fees for the year ended December 31, 2024 and 2023 were for access to the independent registered public accounting firm’s online technical database.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, either by approving an engagement prior to the engagement or pursuant to a pre-approval policy with respect to particular services. These services may include audit services, audit-related services, tax services and other services. Pursuant to its pre-approval policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee provided that the anticipated fee for any such pre-approval service does not exceed $100,000. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All audit-related fees and all other fees described above were approved either as part of our engagement of KPMG LLP or pursuant to the pre-approval policy described above.

The Audit Committee of the Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2025.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The compensation of our NEOs is described in “PROPOSAL 1—ELECTION OF DIRECTORS—Compensation Discussion and Analysis” and “Executive Compensation”. Shareholders are urged to read these sections of this Proxy Statement, which discuss our compensation policies and procedures with respect to our NEOs.

Shareholders will be asked at the Annual Meeting to provide their support with respect to the compensation of our NEOs by voting on the following advisory, non-binding resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This advisory vote, commonly referred to as a “Say-on-Pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our shareholders and encourage all shareholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

ADVANCE NOTICE OF BUSINESS OR DIRECTOR NOMINATIONS

TO BE PRESENTED AT AN ANNUAL MEETING

Our Bylaws provide an advance notice procedure for certain business, and nominations to the Board of Directors, to be brought before an Annual Meeting of Shareholders, but that are not submitted for inclusion in the proxy statement. In order for a shareholder to properly bring business before an annual meeting, or to nominate a candidate for the Board of Directors, our Secretary must receive written notice not earlier than the 90th day nor later than the 80th day prior to the date of the annual meeting; provided, however, that in the event that less than 90 days’ notice or prior public disclosure of the date of the annual meeting is provided to shareholders, then, to be timely, notice by the shareholder must be so received not later than the tenth day following the day on which notice of the meeting was mailed to shareholders or such public disclosure was made.

In addition to complying with the advance notice procedure of our Bylaws, to nominate a candidate for election, shareholders must give timely notice that complies with the additional requirements of Rule 14a-19 of the Exchange Act, and which notice must be received no later than February 16, 2026, except that, if the date of our 2026 Annual Meeting of Shareholders is more than 30 days from April 17, 2026, then notice must be provided by the later of 60 calendar days prior to the date of our 2026 Annual Meeting of Shareholders or the tenth calendar day following the day on which public announcement of the date of our 2026 Annual Meeting of Shareholders is first made by us.

Nothing in this Proxy Statement shall be deemed to require us to include in our Proxy Statement and proxy relating to an annual meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in our proxy materials for our 2026 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at our executive office, by sending notice to the Chief Counsel and Corporate Secretary of the Company, Richard K. Laws, at 3 Easton Oval, Suite 500, Columbus, Ohio 43219, no later than November 8, 2025 and must comply with the procedures and requirements of the proxy rules adopted under the Securities Exchange Act. If the date of our 2026 Annual Meeting of Shareholders is more than 30 days from April 17, 2026, we will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in the Proxy Statement. However, if any matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by the Company. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of shares of common stock. In addition to solicitations by mail, our directors, officers and employees may solicit proxies personally, by phone or other forms of communication without additional compensation.

Our Annual Report on Form 10-K for the year ended December 31, 2024 has been mailed or made available online to all shareholders of record as of February 18, 2025. Any shareholder who has not received a copy of such Annual Report may obtain a copy by writing us.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY AND

OTHER MATERIALS FOR THE ANNUAL MEETING

We have elected to utilize Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also lowering the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since March 7, 2025, the proxy materials for the 2025 Annual Meeting (which includes the 2024 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by phone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2024 Annual Report to Shareholders and the Notice of Annual Meeting and Proxy Statement on the Investor Relations portion of our website, www.northwest.com.

We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail. By electing to receive our materials electronically, you will be supporting our efforts to add to shareholder value. Other benefits of this service include:

•	Receiving shareholder communications, including the Annual Report to Shareholders and Proxy Statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;
•	Enjoying easier access to convenient online voting; and
•	Eliminating bulky paper documents from your personal files.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

We intend to deliver only one Annual Report on Form 10-K and Proxy Statement to multiple registered shareholders sharing the same address unless we receive contrary instructions from one or more of the shareholders. If individual shareholders wish to receive a separate copy of the Annual Report or Proxy Statement they may call or write and request separate copies currently or in the future as follows:

Shareholder Relations

Northwest Bancshares, Inc.

100 Liberty Street

P.O. Box 128

Warren, PA 16365

Phone: (800) 859-1000

Email: shareholderrelations@northwest.com

Registered shareholders sharing the same address and receiving multiple copies of Annual Reports or Proxy Statements may request the delivery of a single copy by writing or calling the above address or phone number.

BY ORDER OF THE BOARD OF DIRECTORS

Richard K. Laws
Chief Legal Counsel and Corporate Secretary

Columbus, Ohio

March 7, 2025

3 EASTON OVAL SUITE 500 COLUMBUS, OH 43219

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 16, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NWBI2025

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 16, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by 11:59 p.m. Eastern Time on April 16, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60776-P24488-Z89234       KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST BANCSHARES, INC. The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1.	The election as directors of all nominees listed below (except as marked to the contrary at the right).	☐	☐	☐
Nominees:
1) Robert M. Campana
2) Timothy B. Fannin
3) John P. Meegan
4) Mark A. Paup

The Board of Directors recommends you vote FOR the following proposals:							For Against Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2025.						☐	☐	☐

3.	An advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement.						☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of the Notice of the Annual Meeting, a Proxy Statement dated March 7, 2025 and Annual Report on Form 10-K.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Summary Annual Report, Annual Report on Form 10-K and Proxy Card are available at www.proxyvote.com.

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REVOCABLE PROXY

NORTHWEST BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 17, 2025

The signer(s) on the reverse side hereby appoint(s) the official proxy committee, consisting of the entire Board of Directors, with full powers of substitution, to act as attorneys and proxies, to vote all shares of Common Stock of the Company which the signer(s) is/are entitled to vote at the 2025 Annual Meeting of Shareholders (“Meeting”) to be held on April 17, 2025 at www.virtualshareholdermeeting.com/NWBI2025 at 10:00 a.m., Eastern Time. The official proxy committee is authorized to cast all votes to which the signer(s) is/are entitled as indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the signer(s) be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the decision of the shareholder(s) to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Shareholders, or by the filing of a later dated proxy prior to a vote being taken on a particular proposal at the Meeting.

3 EASTON OVAL SUITE 500 COLUMBUS, OH 43219

INSTRUCT BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 14, 2025. Have your vote authorization form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/NWBI2025

INSTRUCT BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 14, 2025. Have your vote authorization form in hand when you call and then follow the instructions.

INSTRUCT BY MAIL

Mark, sign and date your vote authorization form and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your vote authorization form must be received by 11:59 p.m. Eastern Time on April 14, 2025.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V60778-P24488-Z89234      KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — ——

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORTHWEST BANCSHARES, INC. NORTHWEST BANK 2015 AMENDED AND RESTATED 401(K) PLAN VOTE AUTHORIZATION FORM		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you issue voting instructions FOR the following:		☐	☐	☐

1.	The election as directors of all nominees listed below (except as marked to the contrary at the right).
Nominees:
1) Robert M. Campana
2) Timothy B. Fannin
3) John P. Meegan
4) Mark A. Paup

The Board of Directors recommends you issue voting instructions FOR the following proposals:							For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the year ending December 31, 2025.						☐	☐	☐

3.	An advisory, non-binding resolution to approve the executive compensation described in the Proxy Statement.						☐	☐	☐

The undersigned acknowledges receipt from the Company prior to the execution of this vote authorization form of the Notice of the Annual Meeting, a Proxy Statement dated March 7, 2025 and Annual Report on Form 10-K.

Please sign exactly as your name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

NORTHWEST BANCSHARES, INC. CONFIDENTIAL VOTING INSTRUCTION

Solicited on behalf of the Trustee of the Northwest Bank 2015 Amended and Restated 401(k) Plan

(401(k) Plan)

I understand that I have the right to direct the Trustee for the 401(k) Plan to vote all shares of Common Stock of Northwest Bancshares, Inc. held in my account in the 401(k) Plan. I have been advised that my voting instructions are solicited for the Annual Meeting of Shareholders of Northwest Bancshares, Inc. to be held on April 17, 2025 or an adjournment or postponement thereof.

If I do not return this form in a timely manner, shares representing my interest in said plan will be voted in the same proportion as shares for which proper instructions have been received. If I direct the Trustee to “ABSTAIN”, shares representing my interest in the 401(k) Plan will not be voted.

I understand that my voting instructions will be kept confidential. I acknowledge receipt of the Notice of Annual Meeting and Proxy Statement dated March 7, 2025, Summary Annual Report, Annual Report on Form 10-K and the Vote Authorization Form.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting and Proxy Statement, Summary Annual Report, Annual Report on Form 10-K and Vote Authorization Form are available at www.proxyvote.com.

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V60779-P24488-Z89234

VOTE AUTHORIZATION FORM

NORTHWEST BANCSHARES, INC.

ANNUAL MEETING OF SHAREHOLDERS

April 17, 2025

The signer on the reverse side hereby directs the 401(k) Plan Trustee to vote all shares of Common Stock of Northwest Bancshares, Inc. held in the signer’s 401(k) Plan account at the 2025 Annual Meeting of Shareholders (“Meeting”) to be held on April 17, 2025 at www.virtualshareholdermeeting.com/NWBI2025, at 10:00 a.m., Eastern Time. The 401(k) Plan Trustee is authorized to cast all votes with respect to the shares held in this account as indicated on the reverse side.

THIS VOTE AUTHORIZATION FORM WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, AND THIS VOTE AUTHORIZATION FORM IS RETURNED SIGNED, THIS VOTE AUTHORIZATION FORM WILL BE VOTED FOR EACH OF THE DIRECTORS AND EACH OF THE PROPOSALS STATED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS VOTE AUTHORIZATION FORM WILL BE VOTED BY THE 401(k) PLAN TRUSTEE IN THE BEST INTEREST OF PARTICIPANTS AND BENEFICIARIES OF THE 401(k) PLAN. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

THIS VOTE AUTHORIZATION FORM IS SOLICITED BY THE 401(k) PLAN TRUSTEE.